UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant [  ]

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HEALTHSTREAM, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HEALTHSTREAM, INC.

500 11TH Avenue North, Suite 1000

Nashville, Tennessee 37203

(615) 301-3100

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2020

Dear Shareholder:

On Thursday, May 21, 2020, HealthStream, Inc. will hold its 2020 Annual Meeting of Shareholders. Due to concerns regarding the coronavirus outbreak and to assist in protecting the health and well-being of our shareholders and employees, the meeting will be held virtually via the Internet, with no physical in-person meeting. Shareholders of record and holders of shares in “street name,” in each case as of March 27, 2020, will be able to listen, vote and submit questions regardless of location via the Internet (for additional information regarding procedures for attending the annual meeting on a remote basis, see below under “How Do I Attend the Annual Meeting?”).  The meeting webcast will begin at 2:00 p.m., Central Daylight Time on May 21, and we encourage you to access the meeting prior to the start time.

We welcome shareholders that owned our common stock at the close of business on March 27, 2020 to vote at this meeting. At the meeting, we will consider the following proposals:

1.

to elect the three (3) persons nominated by the Board of Directors identified in this proxy statement as Class II directors to hold office for a term of three (3) years and until their respective successors have been duly elected and qualified;

2.	to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020;
3.	to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the Company’s proxy statement that accompanies this notice; and
4.	to transact such other business as may properly come before the meeting.

In reliance on SEC rules which allow issuers to make proxy materials available to shareholders on the Internet, we are mailing our shareholders a notice instead of paper copies of our proxy statement and our annual report. The notice contains instructions on how to access those documents on the Internet. The notice also contains instructions on how shareholders can receive a paper copy of our proxy materials, including the proxy statement, our 2019 annual report, and a form of proxy card.

Whether or not you plan to attend the virtual meeting, we request that you vote as soon as possible.

By the Order of the Board of Directors,

Nashville, Tennessee	Robert A. Frist, Jr.
April 9, 2020	Chief Executive Officer and Chairman of the Board

PROXY STATEMENT

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 21, 2020: The Company’s Proxy Statement, Proxy Card, and 2019 Annual Report to Shareholders are available to registered and beneficial shareholders at http://www.edocumentview.com/HSTM. This notice is not a form for voting and presents only an overview of the more complete proxy materials, which contain important information. We encourage all shareholders to access and review the proxy materials before voting.

These materials were made available to shareholders on April 9, 2020.

What is the Purpose of the Annual Meeting?

At HealthStream’s Annual Meeting, shareholders will act upon (i) the election of three (3) persons nominated by the Board of Directors (the “Board”) and identified in this proxy statement as Class II directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, (iii) the approval, on an advisory basis, of the compensation of the Company’s named executive officers under applicable SEC rules (the “Named Executive Officers”) as described in this proxy statement, and (iv) any other matters that may properly come before the meeting. The Annual Meeting will be held on May 21, 2020 and will begin at 2:00 p.m., Central Daylight Time.

What are the Board’s Recommendations?

Our Board recommends that you vote:

•	FOR the election of each of the nominees set forth in this proxy statement to serve as Class II directors on our Board;
•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm; and
•	FOR the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement.

What Happens if I Do Not Give Specific Voting Instructions?

Shareholders of Record. If you are a shareholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board; or
•	Sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, see below under “How do I Vote My Shares if They are Held in the Name of My Broker (Street Name)” for information regarding the impact of not providing such voting instructions.

How Do I Attend the Annual Meeting?

Shareholders of record, and holders of shares in “street name,” in each case as of March 27, 2020 may attend the virtual meeting by following the instructions at www.meetingcenter.io/244413509. In this regard, in order to attend the Annual Meeting, shareholders must have the information that is printed on the shaded bar area located on the reverse side of the notice. The password for the Annual Meeting is HSTM2020.

Additionally, holders of shares in “street name” will need to register to attend by submitting proof of such holder’s proxy power (legal proxy) reflecting such holder’s HealthStream holdings, along with such holder’s name and email address, to Computershare via email at legalproxy@computershare.com.  Requests for registration must be labeled as “Legal Proxy” and must be received no later than 2:00 p.m., Central Daylight Time, on May 18, 2020.

The meeting webcast will begin at 2:00 p.m., Central Daylight Time on May 21, 2020. We encourage you to access the meeting prior to the start time.

Who is Entitled to Vote at the Annual Meeting?

The Board has fixed the close of business on Friday, March 27, 2020 as the record date. Shareholders of record of our common stock at the close of business on March 27, 2020 may vote at this meeting.

As of the record date, there were 32,026,956shares of our voting common stock outstanding.  These shares were held by approximately 9,404 record holders. Every shareholder is entitled to one vote for each share of common stock the shareholder held of record on the record date.

Who is Soliciting My Vote?

This proxy solicitation is being made and paid for by HealthStream. In addition, we have retained Computershare and Georgeson Shareholder Communications to assist in the solicitation. We will pay these entities an aggregate of approximately $1,500 plus out-of-pocket expenses for their assistance in connection with the solicitation. Our directors, officers and other employees not specially employed for this purpose may also solicit proxies by personal interview, mail, telephone, or facsimile. They will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of the common stock that the brokers and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses.

On What Matters May I Vote?

You may vote on (i) the election of the three (3) persons nominated by the Board and identified in this proxy statement to serve as Class II directors of our Board, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, (iii) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement, and (iv) any other matters that may properly come before the meeting.

Why Did I Receive a One-Page Notice in the Mail Regarding the Internet Availability of Proxy Materials Instead of a Full Set of Proxy Materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to the Company’s shareholders. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

I Share an Address With Another Shareholder, and We Received Only One Paper Copy of the Proxy Materials. How May I Obtain an Additional Copy of the Proxy Materials?

The Company has adopted a procedure called “householding” in accordance with SEC rules. Under this procedure, the Company is delivering a single copy of the Notice and, if requested, this proxy statement and the Annual Report to multiple shareholders who share the same address unless the Company has received contrary instructions from one or more of the shareholders. This procedure reduces the Company’s printing costs, mailing costs, and fees. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, the Company will deliver promptly a separate copy of the Notice and, if requested, this proxy statement and the Annual Report to any shareholder at a shared address to which the Company delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if requested, this proxy statement or the Annual Report, shareholders may write or call the Company at the following address and telephone number:

HealthStream, Inc.

Investor Relations Department

500 11th Avenue North

Suite 1000

Nashville, Tennessee 37203

Telephone Number: (800) 845-1579

How Do I Vote?

Your vote is important. Whether or not you plan to attend the meeting on a remote basis, we urge you to submit your voting instructions to the Company as soon as possible (and, in any event, prior to the meeting) by voting (1) via the Internet by following the instructions provided in the Notice, (2) by mail, if you requested printed copies of the proxy materials, by filling out the vote instruction form and sending it back in the envelope provided, or (3) by telephone, if you requested printed copies of the proxy materials, by calling the toll free number found on the proxy card. Alternatively, you may vote at the Annual Meeting on a remote basis as described in the last paragraph below.

If you requested printed copies of the proxy materials, and properly sign and return your proxy card and return it in the prepaid envelope, your shares will be voted as you direct. If you requested printed copies of the proxy materials, and return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement. You have the right to revoke your proxy at any time before the meeting by:

•	notifying our Senior Vice President, Corporate Development and General Counsel, Michael M. Collier, at 500 11th Avenue North, Suite 1000, Nashville, TN 37203;
•	voting at the virtual meeting via the Internet as described in the last paragraph below; or
•	duly submitting a proxy bearing a later date.

The deadline for shareholders of record to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 20, 2020.

If your shares are held by your broker, often referred to as in “street name,” your broker, bank, trustee, or other nominee will provide you with materials and instructions for voting your shares, which may allow you to use the internet or a toll-free telephone number to vote your shares.  The deadline for “street name” holders to submit voting instructions by telephone or the Internet is 11:59 p.m., Eastern Daylight Savings Time, on Wednesday, May 20, 2020.

In addition, shareholders, and holders of shares in “street name,” in each case as of March 27, 2020, will be able to attend and vote at the meeting by following the instructions at www.meetingcenter.io/244413509. In this regard, to access the online meeting, shareholders must have the information that is printed on the shaded bar area located on the reverse side of the Annual Meeting notice. The password for the Annual Meeting is HSTM2020.

Additionally, holders of shares in “street name” will need to register to attend by submitting proof of such holder’s proxy power (legal proxy) reflecting such holder’s HealthStream holdings, along with such holder’s name and email address, to Computershare via email at legalproxy@computershare.com.  Requests for registration must be labeled as “Legal Proxy” and must be received no later than 2:00 p.m., Central Daylight Time, on May 18, 2020.

The meeting webcast will begin at 2:00 p.m., Central Daylight Time on May 21, 2020, and we encourage you to access the meeting prior to the start time.

How Can I Get Electronic Access to the Proxy Materials?

The Notice will provide you with instructions regarding how to:

•	View on the Internet the Company’s proxy materials for the Annual Meeting; and
•	Instruct the Company to send future proxy materials to you by email.

The Company’s proxy materials are also available on the Company’s website at www.healthstream.com.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How Will Voting on Any Other Business be Conducted?

We do not know of any business to be considered at the 2020 Annual Meeting other than (i) the election of three (3) persons nominated by the Board and identified in this proxy statement as Class II directors, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020, and (iii) the approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement. Our Bylaws require shareholders of the Company to give advance notice of any proposal intended to be presented at any annual meeting. The deadline for this notice for the 2020 Annual Meeting has passed, and we did not receive any such notice made in compliance with our Bylaws. If any other business were to be properly presented at the Annual Meeting, your signed proxy card gives authority to Robert A. Frist, Jr., our Chief Executive Officer, and Scott A. Roberts, our Chief Financial Officer, or either of them, to vote on such matters at their discretion.

What is a “Quorum”?

A “quorum” is a majority of our outstanding shares of common stock. The shares may be present at the meeting or represented by proxy. There must be a quorum for business to be conducted at the meeting. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

What Vote is Required to Approve Each Item?

Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.

The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 will be approved if the number of shares of Company common stock cast “FOR” such proposal exceed the number of shares of Company common stock cast “AGAINST” such proposal.

The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” such proposal exceeds the number of shares of Company common stock voted “AGAINST” such proposal.

What are My Voting Options on the Proposals?

With respect to Proposal 1, you may vote FOR or WITHHOLD your vote with respect to each of the three (3) nominees set forth in this proxy statement to serve as Class II directors on our Board.

With respect to Proposals 2 and 3, you may vote FOR the proposal, AGAINST the proposal or you may elect to ABSTAIN from voting.

What is the Effect of Abstentions?

If you attend the meeting or send in your signed proxy card but abstain from voting on the proposals, you will be counted for purposes of determining whether a quorum exists. So long as a quorum is present, abstaining from any of the matters being voted on at the 2020 Annual Meeting will have no effect on whether any such matter is approved.

How do I Vote My Shares if They are Held in the Name Of My Broker (Street Name)?

If your shares are held in the name of your broker, bank or other nominee, often referred to as in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. New York Stock Exchange (“NYSE”) Rule 452 (“Rule 452”) provides that brokers, banks and other nominees may not exercise their voting discretion on specified non-routine matters without receiving instructions from the beneficial owner of the shares. Because Rule 452 applies specifically to securities brokers, virtually all of whom are governed by NYSE rules, Rule 452 applies to all companies listed on a national stock exchange including companies (such as the Company) listed on the Nasdaq Stock Market. Therefore, if you do not issue instructions to your broker, bank or other nominee, your broker, bank or other nominee will not be allowed to exercise his or her voting discretion on proposal one, the election of directors or proposal three, the non-binding advisory vote on executive compensation, and will return a proxy card with no vote (the “non-vote”) on those proposals.  Broker non-votes will be counted for the purpose of determining the presence of a quorum, but will not impact the outcome of proposals one or three.  For proposal two, the ratification of the independent registered public accounting firm, absent receiving instructions from you, your broker may vote your shares at his or her discretion on your behalf.

In addition, holders of shares in street name will have the opportunity to attend and vote at our annual meeting as set forth more specifically above under “How Do I Vote?”

What is the Effect of a Broker Non-Vote?

So long as a quorum is present, a broker non-vote will have no effect on whether proposals one or three are approved.

Can I Change My Vote?

If you are a shareholder of record, you may revoke your proxy by doing one of the following:

•

If you requested printed copies of the proxy materials, by sending a written notice of revocation to the Secretary of the Company that must be received prior to the Annual Meeting, stating that you revoke your proxy;

•

If you requested printed copies of the proxy materials, by signing a later-dated proxy card and submitting it so that it is received prior to the Annual Meeting in accordance with the instructions included in the proxy card;

•	If you requested printed copies of the proxy materials and voted by telephone, by calling the toll free number found on the proxy card and submitting another vote by telephone;
•

If you previously voted by Internet prior to the Annual Meeting pursuant to instructions set forth in the Notice, by submitting another vote over the Internet prior to the Annual Meeting pursuant to such instructions; or

•	By attending the Annual Meeting by visiting www.meetingcenter.io/244413509 and voting your shares before your proxy is exercised.

If you hold your shares in “street name”, your broker, bank or other nominee will provide you with    instructions on how to revoke your proxy.

Who Will Count the Votes?

A representative of our transfer agent, Computershare, Louisville, Kentucky, will count the votes.

Where Can I Find the Voting Results?

We will announce the voting results at the Annual Meeting.  We also will report the voting results on Form 8-K, which we expect to file with the Securities and Exchange Commission, or the SEC, within four business days following the meeting.

When are Shareholder Proposals Due in Order to be Included in Our Proxy Statement for the 2021 Annual Meeting?

Any shareholder proposals to be considered for inclusion in next year’s proxy statement under Exchange Act Rule 14a-8 must be submitted in writing to Secretary, HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203, prior to the close of business on December 8, 2020 and otherwise comply with the requirements of Rule 14a-8.

What is the Deadline for Submitting Other Business or Nominations for the 2021 Annual Meeting?

If you bring business before the 2021 annual meeting which is not the subject of a proposal for inclusion in the proxy statement under Rule 14a-8, or if you want to submit a director nomination, our Bylaws require that you deliver notice in proper written form to our Secretary by February 20, 2021, but not before January 21, 2021 (or, if the 2021 annual meeting is called for a date not within 30 days of May 21, 2021, the notice must be received not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to such annual meeting, the 10th day following the day on which public disclosure of the date of the annual meeting is first made). If such notice is provided, a nominating shareholder must provide the information required by our Bylaws, including information regarding the nominating shareholder and affiliated persons, and otherwise comply with the terms of our Bylaws. In addition, if such notice is in relation to a proposed director nominee, the notice must include certain biographical information regarding the proposed nominee, a completed written questionnaire with respect to such proposed nominee regarding the background and qualifications of the proposed nominee (which questionnaire will be provided by the Secretary of the Company upon request), the proposed nominee’s written consent to nomination and the additional information set forth in our Bylaws.

Who Should I Contact if I Have Questions?

If you have any questions about the Annual Meeting or these proxy materials, please contact Michael M. Collier, our Senior Vice President, Corporate Development and General Counsel, or Mollie Condra, our Vice President, Investor Relations and Communications, at 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203, (615) 301-3237.  If you are a registered shareholder and have any questions about your ownership of our common stock, please contact our transfer agent, Computershare, at 462 S. 4th Street, Suite 1600, Louisville, KY 40202, (800) 962-4284.  If your shares are held in a brokerage account, please contact your broker.

DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE

You can access our Corporate Governance Principles, current committee charters, Lead Independent Director charter, Code of Conduct, Code of Ethics for executive officers and directors, and other corporate governance-related information on our website, www.healthstream.com (under the “Corporate Governance” section of the Investor Relations page), or by addressing a written request to HealthStream, Inc., Attention:  Secretary, 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203.

We believe that effective corporate governance is important to our long-term success and our ability to create value for our shareholders.  With leadership from our Nominating and Corporate Governance Committee, our Board regularly evaluates regulatory developments and trends in corporate governance to determine whether our policies and practices in this area should be enhanced.  The Nominating and Corporate Governance Committee also administers an annual skills assessment process as well as an annual self and peer evaluation process for the Board.  In addition, our directors are encouraged to attend director education programs.

Directors

The Board is divided into three classes (Class I, Class II, and Class III).  At each annual meeting of shareholders, directors constituting one class are elected for a three-year term.  Directors who were elected by the Board to fill a vacancy in a class whose term expires in a later year are elected for a term equal to the remaining term for their respective class.  The Fourth Amended and Restated Charter of the Company provides that each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board.  The Board currently consists of nine members, of whom Messrs. McLaren and Shmerling and Ms. Rebrovick are standing for re-election as Class II Directors as set forth under “Proposal One – Election of Directors.”

The names and certain information about members of the Board are set forth below.

Name	Age	Positions with the Company	Director Since	Class and Year in Which Term Will Expire
Robert A. Frist, Jr.	53	Chief Executive Officer and Chairman of the Board	1990	Class III, 2021
Thompson S. Dent	70	Director	1995	Class I, 2022
Frank Gordon	57	Director	2002	Class III, 2021
C. Martin Harris, M.D.	63	Director	2010	Class III, 2021
Jeffrey L. McLaren	53	Director	1990	Class II, 2020
Linda Rebrovick	64	Director	2001	Class II, 2020
Michael D. Shmerling	64	Director	2005	Class II, 2020
William W. Stead, M.D.	71	Director	1998	Class I, 2022
Deborah Taylor Tate	63	Director	2010	Class I, 2022

Robert A. Frist, Jr., one of our co‑founders, has served as our Chief Executive Officer and Chairman of the Board of Directors since 1990. Mr. Frist graduated with a Bachelor of Science in Business with concentrations in Finance, Economics and Marketing from Trinity University.

The Company believes that Mr. Frist’s experience managing the day-to-day operations of the Company’s business, along with his active involvement with the Company since its inception and a comprehensive understanding of the Company’s mission, give him the qualifications and skills to serve as a director.

Thompson S. Dent is the Chief Executive Officer and Chairman of the Board of Directors of Urgent Team, LLC, an independent operator of urgent care centers. Mr. Dent is also the co-founder and Chairman of Re:Cognition Health, Ltd. London, England, an independent provider for cognitive disorders and pharmaceutical clinical trials in Alzheimers and other CNS diseases. He served as executive chairman and chief executive officer of MedTel International Corporation, an international diagnostic imaging company based in Nashville, TN, from 2004 to 2008. Mr. Dent holds a Masters in Healthcare Administration from The George Washington University and a Bachelor’s degree in Business from Mississippi State University.  He has served as our lead Independent Director since December 15, 2014.

The Company believes that Mr. Dent’s decades of healthcare services industry expertise, including service on numerous healthcare company boards and committees, give him the qualifications and skills to serve as a director.

Frank Gordon has served as managing partner of Crofton Capital LLP, a private equity fund, since 2002.  Mr. Gordon currently serves on the board of directors of a number of non-profit organizations and private companies. Mr. Gordon earned a Bachelor of Science from the University of Texas in Austin and a Masters in Business Administration from Georgia State University.

The Company believes that Mr. Gordon’s extensive healthcare business experience, including, but not limited to, service as a director in a management capacity and as an investor with both start-up and well established companies, gives him the qualifications and skills to serve as a director.

C. Martin Harris, M.D. is associate vice president of the Health Enterprise and chief business officer of Dell Medical School at the University of Texas at Austin. Dr. Harris previously served as the chief information officer of Cleveland Clinic in Cleveland, Ohio and also served as a staff physician for Cleveland Clinic Hospital, from June 1996 until November 2016. Dr. Harris received his undergraduate and medical degrees from the University of Pennsylvania. He also holds a Master’s degree in Business Administration in Healthcare Management from The Wharton School of the University of Pennsylvania. Dr. Harris is a Director for Invacare Corporation (NYSE: IVC), a publicly registered leader of home and long-term care medical products, Thermo Fisher Scientific (NYSE: TMO), a publicly registered precision healthcare equipment company, and Colgate-Palmolive (NYSE:CL), a consumer packaged goods provider.

The Company believes that Dr. Harris’ healthcare and business expertise, including his leadership in healthcare information technology, give him the qualifications and skills to serve as a director.

Jeffrey L. McLaren is the founder and chief executive officer of Medaxion, Inc., a provider of mobile anesthesia information solutions. Mr. McLaren served as the chief executive officer of SaferSleep, LLC, a provider of anesthesia information management systems from 2004 to 2007. He served as the chief executive officer of Southern Genesis, LLC, a management consulting company from 2003 to 2010. Mr. McLaren, one of our co-founders, served as our President from 1990 to 2000 and as our Chief Product Officer from 1999 to 2000. Mr. McLaren graduated from Trinity University with a Bachelor of Arts in Business and Philosophy.

The Company believes that Mr. McLaren’s extensive healthcare business expertise, along with his intimate knowledge of the Company’s operations, give him the qualifications and skills to serve as a director.

Linda Eskind Rebrovick is President, Impact Corporate Consulting, providing business consulting and board services.  She serves on the Boards of Directors of Guidehouse, Inc., Reliance Bancorp, Inc., and Consensus Point, Inc. Previously, she was Chief Executive Officer, Integrated Healing Technologies, and Senior Client Partner, Healthcare and Technology, Morgan Samuels.  Ms. Rebrovick was a candidate in 2015 for the office of Mayor, Metropolitan Nashville and Davidson County Government, and, from

2009 to 2014, she was Chief Executive Officer of Consensus Point, a global provider of innovative prediction market research technology solutions. As Area Vice President of Dell Healthcare and EVP, Managing Partner, Healthcare, at KPMG Consulting, she was responsible for full-service business consulting, including process improvement, organizational analysis, and implementation of healthcare technology solutions. As the Chief Marketing Officer of BearingPoint, Inc., she led the global marketing organization and managed the successful rebranding of the global consulting business in 40 countries.   She began her 16-year career with IBM as a Marketing Representative, Marketing Manager, and Business Unit Executive.

Ms. Rebrovick earned a Bachelor of Science in Marketing from Auburn University and was selected as one of their Top 400 Women Graduates of the past 100 years.   She serves as Co-Chair and Co-Founder, Women Corporate Directors, Tennessee; Board and Executive Committee, Nashville Entrepreneur Center; and Board Trustee, Leadership Nashville.

The Company believes that Ms. Rebrovick’s public and private company board and executive experience, technology, market research and sales expertise, and background as a healthcare executive with global management technology and consulting companies, give her the qualifications and skills to serve as a director.

Michael D. Shmerling is Chairman of Clearbrook Holdings Corp, a diversified private investment firm.  Mr. Shmerling formerly served as the Chief Operating Officer, Executive Vice President and Board member of Kroll, Inc. and, following its sale to Marsh Inc., as a senior advisor to Marsh Inc. Mr. Shmerling serves on the board of directors of Renasant Corporation (Nasdaq:RNST), the public registered parent of the financial institution Renasant Bank, as well as several non-profit organizations.  Mr. Shmerling received a Bachelor of Accountancy degree from the University of Oklahoma.   He has been licensed as a CPA for 43 years (currently inactive).

The Company believes that Mr. Shmerling’s financial and business expertise, including a diversified background of managing and directing a variety of public and private companies, give him the qualifications and skills to serve as a director.

William W. Stead, M.D. has served as Chief Strategy Officer for Vanderbilt University Medical Center since 2016, when the Medical Center and University transitioned to independent governance structures.  Under the previous structure, Dr. Stead served as associate vice chancellor for health affairs of Vanderbilt University from 1991 to 2016, as chief information officer for the Medical Center from 1991 to 2013, and as chief strategy officer for the Medical Center from 2009 to 2016.  He is a founding fellow of the American College of Medical Informatics and the American Institute for Engineering in Biology and Medicine and a member of the National Academy of Medicine.  He is Chair of the National Committee on Vital and Health Statistics.  He served as a presidential appointee to the Systemic Interoperability Commission. He is past chairman, Board of Regents, National Library of Medicine, and past president of the American College of Medical Informatics. Dr. Stead earned a Bachelor of Arts in Chemistry and an M.D. from Duke University.

The Company believes that Dr. Stead’s service as chief strategy officer for Vanderbilt University Medical Center, plus memberships in organizations devoted to the study of medical information, give him the qualifications and skills to serve as a director.

Deborah Taylor Tate currently serves as the Director of the Administrative Office of the Courts for the State of Tennessee and a member of the American Judges Association and the Conference of State Court Administrators. Ms. Tate also serves as the Judiciary appointee to numerous state boards and commissions, including the Tennessee Consolidated Retirement System board and the State Information Systems Council, which oversees all technology projects for state government agencies.  She was most recently appointed Co-Chair of the National Opioid Task Force by the Conference of Chief Justices

representing the judiciary of all 50 states in combatting the opioid epidemic.  She is a licensed attorney and Rule 31 mediator, who, in addition to her presently held office, also serves as Adjunct Lecturer at Vanderbilt School of Nursing. She also currently serves as vice-chairman of the executive committee for the national Multicultural Media, Telecommunications and Internet Council. She was twice-nominated to the Federal Communications Commission (FCC) by President George W. Bush and unanimously confirmed by the U.S. Senate in 2005. She served as Commissioner of the FCC from 2006 to 2009, serving as chair of two Federal Joint Boards regarding advanced telecommunications services. At the time of her presidential appointment, Ms. Tate was serving as the chairman and director of the Tennessee Regulatory Authority. Her previous state positions also include serving as executive director of the Health Facilities Commission and as senior staff for then-Governor, Senator Lamar Alexander and a senior policy advisor to Governor Don Sundquist.  In addition, she was director of the State and Local Policy Center at Vanderbilt University Institute for Public Policy Studies. She presently serves on the national board of directors for the Centerstone Research Institute, the leading informatics, analytics and clinical research provider for behavioral healthcare. Ms. Tate received both her undergraduate degree and Juris Doctorate (J.D.) from the University of Tennessee, and also attended Vanderbilt Law School.

The Company believes that Ms. Tate’s extensive background in various legal, leadership, and policymaking roles with both healthcare companies and state and federal regulatory agencies gives her the qualifications and skills to serve as a director.

Board Meetings and Committees

Our business is managed under the direction of our Board. Our Board is responsible for establishing our corporate policies and strategic objectives, reviewing our overall performance, and overseeing management’s performance.  The Board delegates the conduct of the business to our senior management team.  Directors have regular access to senior management. They may also seek independent, outside advice. The Board oversees all major decisions to be made by the Company.  The Board holds regular quarterly meetings, an annual strategic planning meeting, and meets on other occasions when required by special circumstances.  The Board operates pursuant to our Corporate Governance Principles, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.

During 2019, our Board held five meetings, the Audit Committee held nine meetings, the Compensation Committee held four meetings, and the Nominating and Corporate Governance Committee held four meetings.  Each of our directors attended at least 75% (in the aggregate) of the meetings of the board and the committees on which such director served during 2019.  In addition, (1) with the exception of one director being absent at a single board meeting, each of our directors attended all of our board meetings in 2019, (2) each of our directors serving on the Compensation Committee in 2019 attended all of the committee meetings in 2019, (3) each of our directors serving on the Nominating and Corporate Governance Committee attended all of the committee meetings in 2019, and (4) with the exception of one director being absent at a single committee meeting, each of our directors serving on the Audit Committee attended all of the committee meetings in 2019. Our Board has adopted a policy strongly encouraging all of our directors to attend the annual meeting of shareholders. For this Annual Meeting, the attendance of our directors will be on a remote basis as the result of the fact that we are holding a virtual annual meeting as reflected herein. Seven directors attended the annual meeting of shareholders in May 2019.

Each of our directors also devotes his or her time and attention to the Board’s standing committees.  The Board has established three standing committees consistent with the rules of the Nasdaq Stock Market so that certain areas can be addressed in more depth than may be possible at a full Board meeting.  Ad hoc task forces may also be formed from time to time to consider acquisitions or other strategic issues.  Each standing committee has a written charter that has been approved by the committee and the Board and that is reviewed at least annually. The committees, their primary functions, and memberships are as follows:

Audit Committee.  The Audit Committee’s primary duties and responsibilities are oversight of the integrity of HealthStream’s financial reporting process; oversight of our system of internal controls regarding finance, accounting, and legal compliance; oversight of the process utilized by management for identifying, evaluating, and mitigating various risks inherent in the Company’s business; selecting and evaluating the qualification, independence, and performance of our independent registered public accounting firm; monitoring compliance with the Company’s Code of Ethics for executive officers and directors and Code of Conduct; monitoring the reporting hotline; and providing an avenue of communication among the independent registered public accounting firm, management, and the Board.

The Audit Committee operates pursuant to the terms of an Audit Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.  The current members of the Audit Committee are (and the members of the Audit Committee during 2019 following Dale Polley’s decision not to stand for re-election and retire from the Board, effective as of our annual meeting held on May 23, 2019, were) Michael D. Shmerling (Chair), Linda Rebrovick, and C. Martin Harris, M.D. See “Audit Committee Report for 2019.”

The Board has determined that all members of the Audit Committee are financially literate under the current listing standards of the Nasdaq and are independent within the meaning of the listing standards of Nasdaq and Rule 10A-3 of the Securities Exchange Act. The Board also determined that Michael D. Shmerling qualifies as an “Audit Committee Financial Expert” as defined by the regulations of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee.  The Compensation Committee has responsibility for reviewing and approving the salaries, bonuses, and other compensation and benefits of our executive officers; evaluating the performance of the Chief Executive Officer; establishing and reviewing Board compensation; reviewing and advising management regarding benefits and other terms and conditions of compensation of management; reviewing the Compensation Discussion and Analysis section of this proxy statement; issuing the Compensation Committee report included in this proxy statement; and administering the Company’s 2010 Stock Incentive Plan (the “2010 Plan”) and the Company’s 2016 Omnibus Incentive Plan (the “2016 Plan”), including cash bonus plans adopted pursuant to the terms of the 2016 Plan for our Named Executive Officers. The Compensation Committee operates pursuant to the terms of a Compensation Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.  The current members of the Compensation Committee are (and the members of the Compensation Committee during 2019 were) Frank Gordon (chair), Linda Rebrovick, and Jeffrey McLaren, each of whom is independent within the meaning of the listing standards of Nasdaq.  See “Compensation Committee Report for 2019.”

Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee provides assistance to the Board in identifying and recommending individuals qualified to serve as directors of the Company, reviews the composition of the Board, reviews and recommends corporate governance policies for the Company, reviews the management succession plan of the Company and annually evaluates the skills and performance of the Board. The Nominating and Corporate Governance Committee operates pursuant to the terms of a Nominating and Corporate Governance Committee Charter, a copy of which may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com. The current members of the Nominating and Corporate Governance Committee are (and the members of the Nominating and Corporate Governance Committee during 2019 were) Thompson Dent (chair), William W. Stead, M.D., and Deborah Taylor Tate, each of whom is independent within the meaning of the listing standards of Nasdaq.

Our Chairman and Chief Executive Officer proposes the agenda for the Board meetings and presents the agenda to the Nominating and Corporate Governance Committee, which reviews the agenda with our Lead Independent Director and our Chairman and may raise other matters to be included in the agenda or at the meetings.  All directors receive the agenda and supporting information in advance of the meetings. Directors may raise other matters to be included in the agenda or at the meetings. Our Chairman and Chief Executive Officer and other members of senior management make presentations to the Board at the meetings and a substantial portion of the meeting time is devoted to the Board’s discussion of and questions regarding these presentations.

Executive Sessions

The independent directors meet in executive session (i.e. with no members of management present) periodically, in at least two regularly scheduled meetings each year.  The Lead Independent Director, or his or her designee, presides at these meetings.

Independent Directors

The Board has determined that Thompson S. Dent, Frank Gordon, C. Martin Harris, M.D., Jeffrey L. McLaren, Linda Rebrovick, Michael D. Shmerling, William W. Stead, and Deborah Taylor Tate do not have any relationship that, in the opinion of the Board, would interfere with the exercise of the director’s independent judgment in carrying out the responsibilities of a director and that such directors are “independent” under the listing standards of Nasdaq. In addition, all of the standing committees of the Board are comprised solely of independent directors as set forth above. Robert A. Frist, Jr., our Chief Executive Officer and President, is not independent under the Nasdaq listing standards.

During this review, the Board considered whether there are or have been any transactions, relationships, or arrangements involving our non-management directors (including family members) that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director of the Company in accordance with Nasdaq listing standards. The purpose of this review was to determine whether any of these relationships, transactions, or arrangements were inconsistent with a determination that such non-management directors were independent. In making its independence determinations, the Board considered the ordinary course, non-preferential relationships involving non-management directors set forth in the paragraph below, and determined that none of the relationships would cause such non-management directors to not be independent:

HealthStream in the ordinary course of business has certain vendor agreements with entities where some of our directors serve as executive officers or board members (Dr. Stead and Mr. Dent). In each case, the Company considered the types and amounts of commercial dealings between the Company and the organizations with which the directors are affiliated in connection with reaching its conclusion that none of these relationships constituted a material relationship involving the director and the Company.

Skills Assessment and Board Evaluation Process

The Nominating and Corporate Governance Committee is responsible for assessing the Board’s skills, evaluating director performance, and providing feedback to directors for performance improvement.  Further, the Nominating and Corporate Governance Committee annually assesses the skills required of the Board to support appropriate governance and corporate oversight.  In connection with these responsibilities, the Nominating and Corporate Governance Committee annually conducts a board skills assessment as well as self and peer evaluations for the full Board.  The Board evaluation process includes self and peer reviews, suggestions for individual improvement, and year to year comparison and trend analysis for both individual directors and the Board on a composite basis.  The Board annually reviews the results to improve effectiveness of the Board as a whole.  The skills assessment and Board evaluation processes are used to determine skill requirements for new director nominations, assess committee assignments, review the qualifications of incumbent directors to determine whether to recommend them to the Board as nominees for re-election, and to facilitate improvement of the effectiveness of the Board.

Leadership Structure

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company, the membership of the Board, and the background and knowledge of the Chief Executive Officer. The Board has determined that having the Company's current Chief Executive Officer serve as Chairman is in the best interest of the Company's shareholders at this time. This structure makes the best use of the Chief Executive Officer's extensive knowledge of the Company and its industry, and also facilitates effective communication between the Company's management and the Board.  The Board also believes that, in light of the combined role of the Chairman and Chief Executive Officer at the Company, it is beneficial to the Company and its investors to have a strong Lead Independent Director with clearly defined roles and responsibilities.

Robert A. Frist, Jr., our Chief Executive Officer, currently serves as Chairman of the Board. The Board believes that Mr. Frist is best situated to serve as Chairman of the Board because of his extensive knowledge of our business and industry. The Board also believes that having the Chief Executive Officer serve as Chairman of the Board provides an efficient and effective leadership model for us by fostering clear accountability, effective decision making, and alignment of corporate strategy. The Board believes that its current management structure, together with the Lead Independent Director having the duties described below, is in the best interest of shareholders and strikes an appropriate balance for the Company.

Thompson S. Dent serves as Lead Independent Director—a position that, at HealthStream, entails significant responsibility for independent Board leadership as noted in more detail below. During his tenure as a director, Mr. Dent has demonstrated strong leadership skills and independent thinking as well as a deep understanding of the Company’s business.

Lead Independent Director

The position of Lead Independent Director at HealthStream comes with a clear mandate and significant authority and responsibilities under a Board-approved charter. These responsibilities and authority include the following:

•	presiding at all meetings of the Board at which the Chairman and Chief Executive Officer is not present, including executive sessions of the independent Directors;
•	having the authority to call meetings of the independent Directors;

•	serving as a liaison between the independent Directors and the Chairman and Chief Executive Officer;
•	approving, in consultation with the Chairman and Chief Executive Officer, meeting agenda for the Board;
•	approving the type of information sent to the Board;
•	facilitating the Board’s approval of the number and frequency of Board meetings, and approving meeting schedules to assure that there is sufficient time for discussion of all agenda items;
•	being regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries, when appropriate; and
•

being available to meet with major shareholders, upon their reasonable request, to receive input and ensure that such input is communicated to the independent directors and, as appropriate, management.

The Charter of the Lead Independent Director can be found on our website at www.healthstream.com (under the “Corporate Governance” section of the Investor Relations page).

Risk Oversight

The Board believes that an effective risk management system should be focused on (1) timely identifying the material risks that the Company faces, (2) communicating necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (3) implementing appropriate and responsive risk management strategies consistent with the Company's risk profile, and (4) integrating risk management into Company decision-making. The Board has designated the Audit Committee to take the lead in overseeing risk management, and the Audit Committee makes periodic reports to the Board regarding briefings and reports provided by management and advisors as well as the Audit Committee's own analysis and conclusions regarding the adequacy of the Company's risk management processes.  A particular area of risk that the Audit Committee evaluates and oversees on a regular basis is that of cyber security.  A summary of this review is provided as part of the Audit Committee’s report to the Board during each quarterly Board meeting. In addition, the Board encourages management to promote a corporate culture that incorporates risk management into the Company's corporate strategy and day-to-day business operations. The Board also works, with the input of the Company's executive officers, to assess and analyze the most likely areas of future risk for the Company. Additionally, on an annual basis the Nominating Governance Committee reviews and recommends an Incident Response Policy for the Board’s approval. The Incident Response Policy is intended to categorize certain risk scenarios, designate members of senior management charged with addressing them, and provide for escalation of certain risk events from management to the appropriate Board Committee or the Board as a whole.

In addition to the Audit Committee, the other committees of the Board consider the risks within their areas of responsibility. In this regard, the Compensation Committee considers the risks that may be implicated by our executive compensation programs. Based upon the comprehensive review of the executive compensation programs, the Compensation Committee has concluded that the Company’s executive compensation programs are not reasonably likely to have a material adverse effect on the Company as a whole.

Nominating Committee Process and Board Diversity

The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as members of the Company’s Board as well as reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board as nominees for re-election.  In identifying candidates for membership on the Board, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include (a) ensuring that the Board, as a whole, is diverse and consists of individuals with various and relevant career experience, relevant technical skills, industry knowledge and experience, financial expertise (including expertise that could qualify a director as an “audit committee financial expert,” as that term is defined by the rules of the SEC), and local or community ties and (b) appropriate qualifications on an individual level, including strength of character, mature judgment, time availability, familiarity with the Company’s business and industry, independence of thought, and an ability to work collegially.  The Nominating and Corporate Governance Committee also may consider the extent to which the candidate would fill a present need on the Board.  With respect to new candidates for Board service, a full evaluation generally also includes a detailed background check.

The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees, but the Nominating and Corporate Governance Committee strives to nominate directors with a variety of complementary skills and backgrounds so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's business.

The Nominating and Corporate Governance Committee will consider nominees for the Board recommended by shareholders. Shareholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to:  General Counsel and Corporate Secretary, HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203.  The Nominating and Corporate Governance Committee will only consider candidates who are recommended by shareholders in accordance with the procedures set forth above under “What is the Deadline for Submitting Other Business or Nominations for the 2021 Annual Meeting?”

Limitations on Other Board Service

Our Code of Conduct and Governance Principles provide that a director may not serve on more than two other public company boards without Board approval.  Otherwise, we do not believe that our directors should be categorically prohibited from serving on boards and/or board committees of other organizations.  Service on boards and/or committees of other organizations must also be consistent with our conflict of interest policy, as set forth in our Code of Conduct and Code of Ethics for executive officers and directors, which, among other things, require a director to provide notice to the Board of his or her acceptance of a nomination to serve on the board of another public company.

Communication with the Board

Shareholders may communicate with any of the Company’s directors by writing to them c/o HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203.  Shareholders may also communicate with our directors by sending an email to boardofdirectors@healthstream.com.  Shareholders may communicate with the chair of any committee by sending an email to auditchair@healthstream.com (Audit Committee), nomgovchair@healthstream.com (Nominating and Corporate Governance Committee), or compchair@healthstream.com (Compensation Committee), or with our outside directors as a group by sending an email to outsidedirectors@healthstream.com.  Shareholders may also communicate with the Lead Independent Director by sending an email to LID@healthstream.com.  Michael M. Collier, Senior Vice President and General Counsel is our Compliance Officer, and he reviews all such correspondence and regularly forwards to the Board a summary of all such correspondence and copies of all correspondence that, in the opinion of the Compliance Officer, deals with the functions of the Board or committees thereof or that he otherwise determines requires their attention.  Concerns relating to accounting, financial reporting, internal controls, or auditing matters are immediately brought to the attention of the Company’s Audit Committee and handled in accordance with procedures established by the Audit Committee. Concerns relating to the Board’s overall governance are brought to the immediate attention of the Lead Independent Director and are handled in accordance with procedures established by the Lead Independent Director.

Certain Relationships and Related Transactions

The Board has adopted a written Related-Party Transaction Policy (the “Policy”) for approval of transactions in which (1) the aggregate amount involved will or may be reasonably expected to exceed $120,000 in any calendar year, (2) the Company or any of its subsidiaries is a participant, and (3) any of our directors, director nominees, executive officers, greater than five percent beneficial owners,  or an immediate family member of any of the foregoing individuals (“Related Party”) has or will have  a direct or indirect material interest (other than solely as a result of being a director, officer or a less than ten percent beneficial owner of another entity) (“Related Party Transaction”).   A copy of the Policy may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.

The Board has determined that the Audit Committee is best suited to review and approve Related Party Transactions.  Pursuant to the Policy, the Audit Committee reviews Related Party Transactions and determines whether or not to approve or ratify those Related Party Transactions and may also review and approve transactions with Related Parties that do not constitute a “Related Party Transaction” as defined above as the result of not meeting the dollar or materiality thresholds set forth above. In doing so pursuant to the terms of the Policy, the Audit Committee takes into account, among other factors it deems appropriate:

•	The Related Party’s interest in the Related Party Transaction;
•	The approximate dollar value of the amount involved in the Related Party Transaction;
•	The approximate dollar value of the amount of the Related Party’s interest in the transaction without regard to the amount of any profit or loss;
•	Whether the transaction was undertaken in the ordinary course of business of the Company;
•	Whether the transaction with the Related Party is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•	The purpose of, and the potential benefits to the Company of, the Related Party Transaction;

•	Required public disclosure, if any; and
•

Any other information regarding the Related Party Transaction or the Related Party in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

As set forth in the Policy, the Audit Committee has reviewed the types of Related Party Transactions described below and determined that each of the following Related Party Transactions shall be deemed to be pre-approved by the Audit Committee, even if the aggregate amount involved will exceed $120,000, unless otherwise specifically determined by the Audit Committee:

•

Any employment by the Company of an executive officer of the Company or any of its subsidiaries, as long as the executive officer is not an immediate family member of another executive officer, director, or nominee for director of the Company, and the related compensation is approved (or recommended to the Board for approval) by the Company’s Compensation Committee;

•

Any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K promulgated by the SEC;

•

Any transaction with another company at which a Related Party’s only relationship is as an employee (other than an executive officer or director) or beneficial owner of less than ten percent of that company’s equity, if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of that company’s total annual revenues;

•

Any charitable contribution, grant or endowment by the Company to a charitable organization, foundation or university at which a Related Party’s only relationship is as an employee (other than an executive officer or director), if the aggregate amount involved does not exceed the greater of $1,000,000, or two percent of the charitable organization’s total annual receipts; and

•

Any transaction where the Related Party’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

Since January 1, 2019, the Company has not been a participant in any transaction, and is not a participant in any currently proposed transaction, with any of our directors, executive officers, greater than five percent beneficial owners or their respective immediate family members which would require disclosure under Item 404(a) of Regulation S-K under the Securities Exchange Act.

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are responsible for determining executive compensation and equity-based grants to executive officers. The Compensation Committee is comprised of (and during 2019 was comprised of) Frank Gordon, Jeffrey L. McLaren, and Linda Rebrovick, each of whom is independent within the meaning of the listing standards of Nasdaq. Other than Mr. McLaren, who served as the Company’s President from 1990 to 2000 and as Chief Product Officer from 1999 to 2000, none of these persons has at any time been an officer or employee of the Company or any of its subsidiaries.  In addition, there are no relationships among the Company’s executive officers, members of the Compensation Committee or entities whose executive serves on the Board or the Compensation Committee that require disclosure under applicable SEC rules.

Code of Conduct

The Company has established a Code of Conduct that applies to all directors and employees of HealthStream, Inc.  The purpose of the Code of Conduct is, among other things, to provide written standards for our directors and employees that are reasonably designed to support high standards of business and personal ethics in the discharge of their duties.  A copy of the Code of Conduct may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.

Code of Ethics for Executive Officers and Directors

The Company has established a Code of Ethics that applies to all executive officers and directors of HealthStream, Inc., including our principal executive officer, principal financial officer, and principal accounting officer.  The purpose of the Code of Ethics is, among other things, to provide written standards that are reasonably designed to deter wrongdoing and to promote:  honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest; full, fair, accurate, timely, and understandable disclosure in reports and documents filed with the SEC and other public communications by the Company; compliance with applicable governmental laws, rules and regulations; prompt internal reporting of violations of the code; and accountability for adherence to the Code of Ethics.  A copy of the Code of Ethics may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com.  In addition, the Company intends to post amendments to or waivers, if any, from its Code of Ethics at this location on its website.

Succession Planning

Annually, during an executive session of our directors, our Board reviews the Company’s succession plan.  In preparation for this session, the Nominating and Corporate Governance Committee reviews the Company’s succession plan with our Chairman and Chief Executive Officer.

Director Orientation

Upon the election of a new director, management and the Nominating and Corporate Governance Committee conduct an orientation session with the new director.  During this session, the director is provided with an overview of the Company’s operations, its organizational structure, its products and services, management’s risk assessment, corporate governance documents and guidelines, compliance and reporting requirements, as well as our annual Board calendar.  Orientation is further customized for any particular new director to address anticipated committee assignments or specific requests of our directors.

Strategic Planning

The Board and executive team meet annually to review the Company’s strategic plan.  During this session, discussions include a high level review of the Company’s mission and vision as well as the Company’s strategic plan for the next three to five years.

Recoupment Policy

The Company has established a recoupment policy that allows the Company to recover any incentive compensation awarded or paid to executive officers of the Company in the event that: (i) the Company is required to restate its financial statements due to its material noncompliance with financial reporting requirements under the federal securities laws (other than a restatement to comply with changes in applicable accounting principles), (ii) such executive officer, at any time after the effective date of the recoupment policy and during the three-year period preceding the date on which the Company is required to restate its financial statements, received payment or realized compensation from incentive compensation based on the erroneous financial data, (iii) such executive officer engaged in misconduct, violated the Company’s Code of Conduct or otherwise caused or contributed to the requirement of the restatement and (iv) in the discretion of the Compensation Committee, a lower payment would have been made to the executive officer based upon the restated financial results.

In addition, Section 304 of the Sarbanes-Oxley Act of 2002 requires the recovery of incentive awards in certain circumstances. If we are required to restate our financial statements due to material noncompliance with any financial reporting requirements as a result of misconduct, our CEO and CFO will be required under Section 304 of the Sarbanes-Oxley Act to reimburse us for (1) any bonus or other incentive- or equity-based compensation received during the 12 months following the first public issuance of the non-complying document, and (2) any profits realized from the sale of our securities during such 12 month period.

In 2015, the SEC issued proposed rules regarding the adoption of “clawback” policies by publicly listed companies in accordance with the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). When final SEC rules implementing these requirements have been adopted and become effective, publicly listed companies will be required to adopt a “clawback” policy providing for the recovery of certain incentive-based compensation from the executive officers of the company in the event the company is required to restate its financial statements as a result of material noncompliance of the company with any financial reporting requirements under the securities laws. When final rules under the Dodd-Frank Act are adopted, we expect to revise our existing recoupment policy as necessary to comply with these final SEC rules.

Anti-Hedging Policy

The Company has established an anti-hedging policy that prohibits the Company’s directors and officers from engaging in hedging or monetization transactions with respect to the Company’s securities. The Board believes that it is inappropriate for directors and officers to hedge or monetize transactions to lock in the value of holdings in the Company’s securities.  Such transactions, while allowing the holder to own the Company’s securities without the full risks and rewards of ownership, potentially separate the holder’s interests from those of the public shareholders of the Company. Moreover, certain short-term or speculative transactions in the Company’s securities create the potential for heightened legal risk and/or the appearance of improper or inappropriate conduct involving the Company’s securities.

Director Compensation

2019 Cash Compensation of Directors. During 2019, we paid each non-employee director a flat fee of $20,000 for their board and committee meeting attendance and participation, except for members of the Audit Committee who received a flat fee of $22,500, and an annual retainer of $5,000, except for the Audit Committee Chair and Nominating and Corporate Governance Chair, each of whom was paid an additional retainer of $7,500, and the Compensation Committee Chair who was paid an additional retainer of $2,000. These amounts were the same in 2019 as they were in 2018, except for increasing the annual flat fee paid to members of the Audit Committee from $20,000 to $22,500.

2019 Equity Compensation of Directors. During 2019, we granted 2,359 restricted share units (“RSUs”) to each non-employee director of the Company. The RSUs vest annually, in three equal increments as of the first, second, and third anniversaries of the grant date pursuant to the provisions of the 2016 Plan as discussed below. The grant date fair value of the RSUs granted to directors in 2019 was approximately the same as the grant date fair value of RSUs granted to directors in 2018. Directors must remain in the service of the Company as a director for the RSUs to vest unless otherwise determined by the Compensation Committee.  In connection with the retirement of Dale Polley as a director on May 23,

2019, the Compensation Committee approved the acceleration of the vesting of unvested RSUs of Mr. Polley which had been awarded in 2017 and 2018 (which constituted 2,677 RSUs in the aggregate).

Employee directors are not eligible for any compensation for service on the Board or its committees.

Summary of 2019 Director Compensation. The following table sets forth the compensation for the Company’s non-employee directors during 2019.

	Fees Earned or	Stock
Name	Paid in Cash ($)	Awards ($) (1)		Total ($)
Thompson S. Dent	$32,500	$65,132		$97,632
Frank Gordon	27,000	65,132		92,132
C. Martin Harris, M.D.	27,500	65,132		92,632
Jeffrey L. McLaren	25,000	65,132		90,132
Dale Polley	12,642	133,315	(2)	145,957
Linda Rebrovick	26,517	65,132		91,649
Michael D. Shmerling	31,250	65,132		96,382
William W. Stead, M.D.	25,000	65,132		90,132
Deborah Taylor Tate	25,000	65,132		90,132

(1)

Represents the aggregate grant date fair value of the RSUs granted to non-employee directors in 2019 computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 26, 2020.

(2)

Includes (i) the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of $65,132 for the RSUs granted to Dale Polley in 2019, which did not ultimately vest as the result of Mr. Polley not standing for re-election in connection with his retirement as a director on May 23, 2019, and (ii) the incremental fair value computed in accordance with FASB ASC Topic 718 of $68,183 associated with the acceleration in 2019 of the vesting of Mr. Polley’s RSUs granted in 2017 and 2018 as set forth in the narrative above

The following table shows the aggregate number of outstanding RSUs held by each non-employee director at fiscal year-end 2019.

Name	Restricted Share Unit Awards Outstanding
Thompson S. Dent	5,039
Frank Gordon	5,039
C. Martin Harris, M.D.	5,039
Jeffrey L. McLaren	5,039
Linda Rebrovick	5,039
Michael D. Shmerling	5,039
William W. Stead, M.D.	5,039
Deborah Taylor Tate	5,039

2020 Director Compensation.  For 2020, the Compensation Committee made no changes from 2019 with regard to the amount of payment for annual retainers paid to non-employee directors, including committee chairs, for board and committee attendance.

For 2020, we granted 2,836 RSUs to each non-employee director of the Company. The grant date fair value of the RSUs granted to directors in 2020 was approximately the same as the grant date fair value of RSUs granted to directors in 2019. These RSUs will vest annually, in three equal increments as of the first, second and third anniversaries of the grant date.

Executive Officers

The following table sets forth certain information regarding the executive officers of the Company. Information pertaining to Mr. Frist, who is both a director and an executive officer of the Company, is located in the section entitled “Directors.”

Name	Position with the Company	Age
J. Edward Pearson	Senior Vice President and Chief Operating Officer	57
Scott A. Roberts	Senior Vice President and Chief Financial Officer	43
Jeffrey D. Cunningham	Senior Vice President and Chief Technology Officer	53
Michael Sousa	Senior Vice President and President, VerityStream	51
Michael M. Collier	Senior Vice President, Corporate Development and General Counsel	44
Trisha L. Coady	Senior Vice President and General Manager, Clinical Solutions	44
M. Scott McQuigg	Senior Vice President, hStream Solutions	52

J. Edward Pearson joined the Company in June 2006 as senior vice president and was promoted to chief operating officer in 2011 and to president on May 15, 2018. He earned a Bachelor of Business Administration in Accounting from Middle Tennessee State University.

Scott A. Roberts joined the Company in January 2002 and served as vice president of accounting and finance beginning in January 2015, following service in multiple positions to which he was promoted. Thereafter, Mr. Roberts was appointed as interim chief financial officer in February 2019 and was appointed as chief financial officer and senior vice president of the Company in September 2019. He earned a Bachelor of Business Administration degree from Middle Tennessee State University.

Jeffrey D. Cunningham joined the Company in July 2017 as senior vice president and chief technology officer. Prior to joining the Company, he founded and served as chief technology officer and chief strategy officer for Informatics Corporation of America for twelve years. He earned a Bachelor of Science in Computer Science from the University of North Texas.

Michael Sousa joined the Company in October 2004 and served as senior vice president of sales from January 2010 to June 2014. In June 2014, he was promoted to senior vice president of business development. In February 2015, he was named president of Echo, Inc. (now known as VerityStream), HealthStream’s Provider Solutions business segment, while continuing to serve as a senior vice president of the Company. He earned a Bachelor of Science degree from Boston College and a Master of Business Administration from Boston University.

Michael M. Collier joined the Company in August 2011 as vice president and general counsel, began serving as the vice president of business development and general counsel shortly thereafter, and was promoted to senior vice president of corporate development and general counsel in July 2017. Mr. Collier also serves as the Company’s Corporate Secretary. He graduated with bachelors and Masters degrees in Philosophy and Religion from University of Tennessee-Knoxville and earned a Juris Doctorate (J.D.) from University of California, Berkeley – School of Law.

Trisha L. Coady joined the Company in January 2014 and served as associate vice president and subsequently vice president and general manager of clinical development solutions from June 2015 to November 2018. In November 2018, she was promoted to senior vice president and general manager of clinical solutions. She earned a Science in Nursing degree from Université de Moncton.

M. Scott McQuigg joined the Company in January 2019 as senior vice president of hStream solutions. Prior to joining the Company, he co-founded and served as chief executive officer for GoNoodle for thirteen years. Before this role, he co-founded and served as chief executive officer of HealthLeaders.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Company Performance in 2019 and Impact on Executive Compensation

In 2019, the Company continued its focus on improving patient outcomes through the development of healthcare organizations’ greatest asset: their people.

Below is an overview of the Company’s performance in 2019 as compared to 2018. All results set forth below are for continuing operations, which exclude the gain on the sale of our Patient Experience business in February 2018 and the results of operations of such business segment prior to this divestiture.

•	10 percent increase in revenue to $254.1 million;
•

5 percent decrease in operating income to $14.7 million compared to $15.5 million in 2018, which comparison was negatively impacted by the approximately $2.2 million expense associated with the June 2019 stock grant to employees in connection with the contribution of stock by our CEO to the Company to enable such stock grants;

•	7 percent increase in income from continuing operations to $14.2 million; and
•	13 percent increase in adjusted EBITDA from continuing operations (1) to $46.9 million.

(1)

Adjusted EBITDA from continuing operations is a non-GAAP financial measure. See Appendix A for a definition of Adjusted EBITDA from continuing operations, an explanation as to why we believe Adjusted EBITDA from continuing operations presents useful information to investors and a reconciliation of Adjusted EBITDA from continuing operations to the most comparable GAAP measure (income from continuing operations).

We ended 2019 well capitalized with a cash and marketable securities balance of $172.9 million and full availability of our $50.0 million line of credit.

Compensation decisions for Named Executive Officers in 2019 reflected the results of the Company’s performance and are summarized in the bullets below (aside from Gerard M. Hayden, Jr., who resigned as Chief Financial Officer and Senior Vice President effective February 26, 2019, such that the compensation decisions for 2019 referenced below were not applicable to Mr. Hayden).

•

The Company increased base salaries of Named Executive Officers (excluding Scott A. Roberts, who was appointed as interim Chief Financial Officer effective February 26, 2019, and as Chief Financial Officer and Senior Vice President on September 20, 2019) three percent in comparison to 2018 levels.

•

Named Executive Officers (other than Mr. Roberts, discussed further below) were eligible to receive short-term awards in the form of a cash bonus under the Company’s primary bonus plan. Messrs. Frist and Pearson were eligible to receive a cash bonus equal in an amount equal to up to 40 percent of base salary, Mr. Collier was eligible to receive a cash bonus in an amount equal to up to 30 percent of base salary, and Mr. Sousa was eligible to receive a cash bonus in an amount equal to up to 8 percent of base salary, based on the level of attainment of the Company’s non-GAAP operating income (as defined below). Mr. Roberts was eligible to receive a cash bonus under the Company’s primary bonus plan (based on full-year 2019 Company performance) in an amount equal to 16 percent of his base salary for the period from January 1, 2019 through the date of his appointment as Chief Financial Officer and Senior Vice President on September 20, 2019, and became eligible to receive an amount equal to 30 percent of his base salary following his appointment as Chief Financial Officer and Senior Vice President on September 20, 2019 through the remainder of the year, which bonus opportunities were in each case prorated for the applicable portion of the year. Based on the amount of the Company’s non-GAAP operating income in 2019, Messrs. Frist, Pearson, Collier, Roberts, and Sousa received the maximum cash bonus under the Company’s primary bonus plan (prorated, in the case of Mr. Roberts). In addition, Mr. Sousa was eligible to receive an additional cash bonus equal to up to 32 percent of base salary based on the level of attainment of non-GAAP operating income for VerityStream (as defined below).  Based on the amount of non-GAAP operating income for VerityStream in 2019, Mr. Sousa received the maximum cash bonus such that Mr. Sousa’s combined cash bonus was 40 percent of base salary.

•

RSUs subject to time-based vesting were granted in the following amounts: 4,764 RSUs granted to each of Robert A. Frist, Jr., J. Edward Pearson, and Michael Sousa, 4,756 RSUs granted to Scott A. Roberts (including 3,500 RSUs granted to Mr. Roberts on September 20, 2019 in connection with his promotion on such date as referenced above), and 6,603 RSUs granted to Michael M. Collier (including 2,500 RSUs granted to Mr. Collier in September 2019 to recognize past performance and further incentivize future performance and retention).

Overview of Compensation Process.  The Compensation Committee of the Company’s Board is comprised solely of independent directors.  The Compensation Committee during 2019 was comprised of Frank Gordon, Jeffrey McLaren, and Linda Rebrovick, each of whom is independent within the meaning of the listing standards of Nasdaq.

The Compensation Committee is responsible for setting the compensation of the Company’s executive officers, overseeing the Board’s evaluation of the performance of our Chief Executive Officer, and administering the Company’s equity-based and incentive plans for our Named Executive Officers, among other things.  The Compensation Committee undertakes these responsibilities pursuant to a written charter adopted by the Compensation Committee, which is reviewed at least annually by the Compensation Committee.  The Compensation Committee Charter may be accessed on our website in the “Corporate Governance” section of our Investor Relations page at www.healthstream.com.

The Compensation Committee did not engage any compensation consultant in relation to the Compensation Committee’s evaluation of director and executive officer compensation in 2019.

The Compensation Committee annually reviews executive compensation and the Company’s compensation policies to ensure that the Chief Executive Officer and the other executive officers are rewarded appropriately for their contributions to the Company and that the overall compensation strategy supports the objectives and values of our organization, as well as shareholder interests.  The Compensation Committee also annually reviews the executive officers’ expense reimbursements with the Company’s Controller.

The Compensation Committee solicits the views and recommendations of our Chief Executive Officer when setting the base salaries of each member of the executive team, other than the Chief Executive Officer, given his insight into internal pay equity and positioning issues, as well as executive performance.  At a committee meeting typically held during the first quarter of each year, the Chief Executive Officer summarizes his assessment of the performance during the previous year of each member of the executive team, other than the Chief Executive Officer, including his recommendations on compensation for such members of the executive team, other than the Chief Executive Officer. Following the Chief Executive Officer’s presentation and Compensation Committee discussion, the Compensation Committee discusses and approves the compensation for each member of the executive team, other than the Chief Executive Officer, based on competitive considerations, the Chief Executive Officer’s assessment of individual performance, the Company’s overall performance and the executive’s current compensation package.

The process is similar for determining the compensation for the Chief Executive Officer, except that the Chief Executive Officer does not provide the Compensation Committee with a recommendation or otherwise participate in discussions regarding his compensation.  The Compensation Committee meets to discuss and approve the Chief Executive Officer’s compensation, based on its assessment of the Chief Executive Officer’s performance, the Company’s performance, competitive considerations, the Chief Executive Officer’s current compensation package, and other factors which may be deemed appropriate by the Compensation Committee.  The Compensation Committee also solicits comments about the Chief Executive Officer’s performance from the other independent directors.

2019 Advisory Vote on Executive Compensation.  At the Company’s 2019 annual meeting of shareholders, shareholders holding approximately 98% of the votes cast voted to approve, on an advisory basis, our executive compensation as described in our proxy statement. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

Compensation Philosophy.  The fundamental objective of our executive compensation policies is to attract and maintain executive leadership that will execute the Company’s business strategy, uphold the Company’s mission, vision, and values, and deliver results and long-term value to the Company’s shareholders.  Accordingly, the Compensation Committee seeks to develop and maintain a compensation structure that will attract, retain, and motivate highly qualified and high-performing executives through compensation that is fair, balanced, aligned with shareholder interests, and linked to overall financial performance.

We believe we have a strong “pay for performance” philosophy designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. The Compensation Committee’s compensation philosophy for the executive team emphasizes an overall analysis of the executive’s performance for the past year, projected role and responsibilities for the coming year, required impact on execution of the Company’s strategy, total cash and equity compensation and other factors the Compensation Committee deems appropriate. In addition, while the Compensation Committee may consider information regarding executive compensation paid at companies comparable to the Company as part of a “market check” with the goal of ensuring that the compensation paid to our named executive officers is reasonably competitive in comparison to compensation at such comparable companies, the Compensation Committee does not target or benchmark any element of compensation or the total compensation paid to our named executive officers based on compensation surveys or data or the executive compensation practices of other public companies.  Our philosophy also considers employee retention, vulnerability to recruitment by other companies and the difficulty and costs associated with replacing executive talent.  Based on these objectives, the Compensation Committee has determined that our Company should provide its executives compensation packages comprised of three primary elements: (i) base salary, which reflects individual performance and is designed to provide a secure level of guaranteed cash compensation; (ii) annual cash bonuses based on the overall financial performance of the Company, and, in the case of Mr. Sousa, the performance of the business segment for which the applicable executive is most directly responsible, in accordance with annual goals established by the Compensation Committee; and (iii) long-term equity-based incentive awards which strengthen the mutuality of interest between executive officers and our shareholders.

The specific analysis regarding the components of total executive compensation for 2019 are described below.  The primary components of the 2019 program were cash compensation, consisting of a base salary and bonuses, and equity incentives, consisting of RSUs.

Base Salary. We seek to provide base salaries for our executive officers that provide a secure level of guaranteed cash compensation in accordance with their experience, professional status, and job responsibilities.  Each year the Compensation Committee reviews and approves a revised annual salary plan for executive officers, taking into account several factors, including prior year salary, responsibilities, tenure, performance, salaries paid by similar companies for comparable positions solely for purposes of a “market check” with the goal of ensuring that the Company’s base salary levels are reasonably competitive compared to base salary levels at similar companies, and the Company’s recent financial performance. Taking these factors into account, the Compensation Committee approved base salaries for the Named Executive Officers in the amounts in the following table.

	2019 Base		2018 Base	Percentage
Name and Title	Salary(1)		Salary(1)	Increase
Robert A. Frist, Jr., Chief Executive Officer	$345,050		$335,000	3.0%
J. Edward Pearson, President and Chief Operating Officer	339,900		330,000	3.0%
Gerard M. Hayden, Jr., Senior Vice President, Chief Financial Officer	288,000	(2)	288,000	N/A
Scott A. Roberts, Senior Vice President, Chief Financial Officer	250,000	(3)	N/A	N/A
Michael Sousa, Senior Vice President and President, VerityStream	339,900		330,000	3.0%
Michael M. Collier, Senior Vice President, Corporate Development and General Counsel	272,950		265,000	3.0%

(1)	Commencing May 1 of each year (aside from Mr. Roberts, as noted in footnote (3) below).
(2)

Mr. Hayden did not receive any base salary increase in 2019 as the result of his resignation on February 26, 2019, prior to the time at which base salary increases for 2019 were effective as set forth above.

(3)

Reflects annual base salary which became payable to Mr. Roberts (on a prorated basis) in connection with this promotion to Chief Financial Officer and Senior Vice President effective September 20, 2019.  Prior to such promotion, Mr. Roberts’ annualized base salary for 2019 was $225,000.

Cash Bonuses.  In addition to base salary, our cash bonus plan compensation provides our executive officers with the potential for enhanced cash compensation based on the financial performance of the Company and, in the case of Mr. Sousa, based on the financial performance of the business unit for which the applicable executive is most responsible. In March 2019, the Compensation Committee established two cash bonus plans, the “Primary Bonus Plan,” which was for each Named Executive Officer and certain other vice presidents and directors of the Company, and the “VerityStream Bonus Plan,” which was for certain members of management of VerityStream, including Mr. Sousa. For the Primary Bonus Plan, the Compensation Committee established performance objectives that would reward certain Named Executive Officers and certain other vice presidents and directors of the Company for achieving non-GAAP operating income goals for 2019 (as defined below). For purposes of this bonus calculation, “non-GAAP operating income” was defined as our consolidated GAAP income from operations before bonuses, excluding acquisition and divestiture expenses for transactions within the calendar year and operating income (loss) from acquisitions and divestitures consummated during the calendar year. The Compensation Committee chose non-GAAP operating income as the measure under the Primary Bonus Plan because it believed that this was a key measure of our operating performance during 2019 and because it believes that this measure correlates over time with long-term shareholder value. Mr. Hayden was not included in any cash incentive plans for 2019 as the result of his resignation on February 26, 2019, prior to the time at which such cash bonus plans were established.

In addition, as previously disclosed, in June 2019, Robert A. Frist, Jr. contributed 78,520 of his personally-owned shares of common stock to the Company, without any consideration paid to Mr. Frist, and the Company approved the grant of the same number of shares under our 2016 Omnibus Incentive Plan to approximately 820 employees (Mr. Frist also contributed an additional 7,852 of his personally owned shares to cover the Company’s costs associated with such grants), which grants resulted in the Company recognizing approximately $2.0 million stock-based compensation expense and $0.2 million payroll tax expense.  In connection with these transactions, the Compensation Committee determined to exclude the financial impact of these transactions on non-GAAP operating income under our Primary Bonus Plan (as well as the impact on non-GAAP operating income under our VerityStream Bonus Plan) as the result of the fact that the inclusion of such expense in non-GAAP operating income for purposes of these plans would not appropriately reflect the underlying operating performance of the Company taking into account the countervailing impact of Mr. Frist’s contribution in relation to the associated grant under our 2016 Omnibus Incentive Plan, as well as the nature of these grants outside of the ordinary course of business.

The Primary Bonus Plan for the Named Executive Officers who participate in this plan was structured to pay bonuses in a maximum amount of 8 percent of base salary for Mr. Sousa, 30 percent of base salary for Messrs. Collier and Roberts (provided, Mr. Roberts became eligible to participate at this level on a prorated basis as of September 20, 2019, when he was promoted to Senior Vice President and Chief Financial Officer), and 40 percent of base salary for Messrs. Frist and Pearson. The maximum cash bonus opportunities under the Primary Bonus Plan was the same in both 2018 and 2019 for all Named Executive Officers, other than Mr. Roberts, who was not an executive officer in 2018.

Mr. Roberts was eligible to receive a cash bonus under the Primary Bonus Plan (based on full-year 2019 Company performance) at an amount equal to 16 percent of his base salary, which percentage amount was increased to 30 percent effective as of his appointment as Chief Financial Officer and Senior Vice President on September 20, 2019, which bonus opportunities in each case were prorated for the applicable portion of the year.  In addition, in respect of the period of time in 2019 that preceded Mr. Roberts’ appointment as Chief Financial Officer and Senior Vice President on September 20, 2019, Mr. Roberts was eligible to receive a cash bonus in under a different cash incentive plan of the Company under which payment was based on the achievement of departmental goals (Mr. Roberts ultimately received a payment of $8,551 under such bonus plan).

In order to receive any payout, the Primary Bonus Plan required achievement by the Company of non-GAAP operating income during 2019 of $11.0 million, with a maximum payout requiring achievement of non-GAAP operating income during 2019 of $12.8 million. Named Executive Officers were (i) not eligible to receive cash bonuses under the Primary Bonus Plan if the Company achieved non-GAAP operating income of less than $11.0 million, (ii) eligible to receive the maximum bonus (8 percent for Mr. Sousa, 30 percent for Messrs. Collier and Roberts, and 40 percent for Messrs. Frist and Pearson of base salary) if the Company achieved at least $12.8 million of non-GAAP operating income and (iii) eligible to receive an incremental payout between zero and 8 percent for Mr. Sousa, between zero and 30 percent for Messrs. Collier and Roberts, and between zero and 40 percent for Messrs. Frist and Pearson, of base salary on a straight-line interpolation basis to the extent the Company achieved non-GAAP operating income between $11.0 million and $12.8 million. The bonus payment scale was established with the intent of aligning the interests of our Named Executive Officers with our shareholders, and to incentivize our Executive Officers by funding the bonus pool incrementally based on the amount of non-GAAP operating income exceeding the Company’s threshold non-GAAP operating income.

The Company’s non-GAAP operating income in 2019, as defined above, was approximately $18.6 million, which was above the maximum level of $12.8 million, and therefore the Company paid the maximum cash bonuses to the Named Executive Officers set forth above under the Primary Bonus Plan.

The Compensation Committee established performance objectives under the VerityStream Bonus Plan that would reward Mr. Sousa and certain members of management of VerityStream for exceeding financial targets with respect to VerityStream established by the Compensation Committee. The VerityStream Bonus Plan was structured to provide bonus payouts (as a percentage of base salary) for achieving non-GAAP operating income goals for 2019 for VerityStream (as defined below).  In order to receive any payout, the VerityStream Bonus Plan required achievement of VerityStream non-GAAP operating income of $3.4 million with a maximum payout requiring achievement of $4.0 million. Non-GAAP operating income for purposes of the VerityStream Bonus Plan was the VerityStream business unit’s GAAP operating income before bonuses excluding acquisition related expenses with respect to VerityStream incurred during the year and operating income (loss) from acquisitions consummated during the year with respect to VerityStream (as noted above, the expenses associated with the June 2020 contribution of stock by Mr. Frist and associated stock grants under our 2020 omnibus incentive plan were also excluded from this calculation). Mr. Sousa was (i) not eligible to receive a cash bonus if VerityStream achieved non-GAAP operating income of less than $3.4 million, (ii) eligible to receive a cash bonus of 32 percent of base salary if VerityStream achieved at least $4.0 million of non-GAAP operating income, and (iii) eligible to receive an incremental payout between zero and 32 percent of base salary based on straight-line interpolation to the extent that VerityStream achieved non-GAAP operating income between $3.4 million and $4.0 million.

The VerityStream non-GAAP operating income in 2019, as defined above, was approximately $4.8 million, which was above the maximum level of $4.0 million, and therefore the Company paid the maximum cash bonus to Mr. Sousa under the VerityStream Bonus Plan.

Long-Term Stock-Based Incentive Compensation. As described above, one of our key compensation philosophies is that long-term stock-based incentive compensation strengthens the alignment of the interests of our executive officers with our shareholders.  The Compensation Committee believes that the strategy of granting time-based vesting stock awards is in the best interest of the Company and its shareholders, as the value of such awards is tied to the stock price of the Company, and executive officers only receive the benefit from these awards to the extent they continue their employment with the Company through the vesting period.  In addition, the Compensation Committee has approved the grant of performance-based vesting stock awards to certain of our executive officers from time to time (including in 2019).

Equity incentive awards are generally granted to our executive officers on an annual basis.  Award levels in 2019 were consistent with the objectives and approaches discussed above, and consistent with the Company’s retention, performance, and shareholder alignment objectives. The Compensation Committee typically approves these awards at its first quarter committee meeting and followed this process in 2019 as well.  Awards are granted on the date of the committee meeting. The Compensation Committee may also approve additional equity incentive awards in certain special circumstances, such as promotion of an executive officer to a new position, the addition of new executive team members, or in recognition of special contributions or achievements by an executive officer.  The time-based RSUs reflected in the chart below were granted to our Named Executive Officers pursuant to the 2016 Plan in March 2019. Mr. Hayden did not receive any time-based RSUs in 2019 as the result of his resignation on February 26, 2019, prior to the time at which such time-based RSUs were granted. In addition, in September 2019, Mr. Roberts was granted 3,500 RSUs in connection with his appointment as Chief Financial Officer and Senior Vice President, and Mr. Collier was granted 2,500 RSUs to recognize past performance and further incentivize future performance and retention.

Name and Title	Shares Subject to Time-Based Vesting RSU Grant		Aggregate Grant Date Fair Value of Shares Subject to Time Based Vesting(1)
Robert A. Frist, Jr., Chief Executive Officer	4,764		$131,534
J. Edward Pearson, President and Chief Operating Officer	4,764		131,534
Michael Sousa, Senior Vice President and President, VerityStream	4,764		131,534
Scott A. Roberts, Senior Vice President and Chief Financial Officer	4,756	(2)	128,023
Michael M. Collier, Senior Vice President, Corporate Development and General Counsel	6,603	(3)	179,959

(1)	Grant date for share-based payment awards is established once a mutual understanding has been reached regarding the key terms and conditions of such award.
(2)	Includes 3,500 time-based RSUs granted in September 2019 as referenced above.
(3)	Includes 2,500 time-based RSUs granted in September 2019 as referenced above.

In recent years, the Compensation Committee has reviewed and approved a long-term equity grant for executive officers, taking into account several factors, including prior year grant date value,

responsibilities, tenure, performance, long-term equity incentives awarded by similar companies for comparable positions solely for purposes of a “market check” with the goal of ensuring that the Company’s long term incentive levels are reasonably competitive compared those at similar companies, and the Company’s recent financial performance. The Committee took these factors into account in determining the appropriate long-term equity grants for executive officers.  The grant date fair value of the time-based awards made to each of the Named Executive Officers as set forth in the chart above was the same as the grant date fair value of time-based awards made to such executive officers in 2018  (except in the case of Mr. Roberts, who was not an executive officer in 2018), excluding the grant date fair value of the 3,500 RSUs granted to Mr. Roberts and the 2,500 RSUs granted to Mr. Collier in September 2019 as described above.

Each time-based RSU described above represents the contractual right to receive one share of the Company’s common stock. The RSUs are subject to the terms of the 2016 Plan and the individual grant award agreements.  These time-based RSUs vest annually in four increasing increments of 15%, 20%, 30% and 35% as of the first, second, third, and fourth anniversaries of the grant date, respectively, provided that the grantee is employed on such vesting date. Further, vesting is subject to acceleration under certain circumstances as contemplated in the 2016 Plan and/or the individual grant agreement.

In addition, the Compensation Committee made a determination to grant Mr. Pearson performance-based RSUs in May 2018 in connection with Mr. Pearson’s promotion to President in recognition of Mr. Pearson’s increased responsibilities and to incentivize Mr. Pearson in connection with the Company’s achievement of key annual performance objectives over a five-year time horizon. In connection with this grant, Mr. Pearson received 35,000 performance-based RSUs, which are eligible for vesting in five increments of 10%, 15%, 20%, 25%, and 30% on March 15, 2019, 2020, 2021, 2022, and 2023, based on whether the Company has achieved certain annual financial performance targets (which may include, among other things, operating income, EBITDA and revenue thresholds) for the fiscal year preceding such vesting as determined by the Compensation Committee on an annual basis, subject to Mr. Pearson’s continuing employment as of any such vesting date.

The Compensation Committee also made a determination to grant Mr. Sousa performance-based RSUs in May 2018 to recognize and to promote parity among President roles and to incentivize Mr. Sousa in connection with the attainment by VerityStream of key annual performance objectives over a five-year time horizon. In connection with this grant, Mr. Sousa received 35,000 performance-based RSUs in May 2018 which are eligible for vesting in five increments of 10%, 15%, 20%, 25% and 30% on March 15, 2019, 2020, 2021, 2022 and 2023 based on whether the business unit over which Mr. Sousa is President (currently, VerityStream) has achieved annual financial performance targets (which may include, among other things, operating income, EBITDA and revenue thresholds for VerityStream) for the fiscal year preceding such vesting as determined by the Compensation Committee on an annual basis, subject to Mr. Sousa’s continuing employment as of any such vesting date.

Messrs. Pearson and Sousa’s award agreements provide that, to the extent that any RSUs do not vest in any year (based on the failure to fully achieve the performance criteria for any such year) (the “Catch-Up RSUs”), any such Catch-Up RSUs that do not vest will be eligible for vesting in connection with the achievement of performance criteria in the next year (but not in succeeding years) as determined by the Compensation Committee (which performance criteria for the Catch-Up RSUs may require the overachievement of the applicable performance metric(s) for such year).

During 2019, the performance criteria was established for 5,250 of the performance-based RSUs granted to each of Messrs. Pearson and Sousa, the vesting of which was based on the achievement of performance criteria for 2019 as described in greater detail below.  In accordance with SEC guidance, the Summary Compensation Table set forth below for 2019 reflects the grant date fair value of these 5,250 performance-based RSUs for each of Messrs. Pearson and Sousa, as well as the grant date fair value of

3,500 performance-based RSUs for Mr. Sousa which vested in 2019 as Catch-Up RSUs as described in greater detail below.

The performance criteria for Mr. Pearson’s 5,250 RSUs granted in 2019 which were eligible for vesting based on the performance period in 2019 and for which performance criteria was established in 2019, was based upon the achievement of adjusted EBITDA from continuing operations for the Company, defined as income from continuing operations before interest, income taxes, stock based compensation, depreciation and amortization, and changes in fair value of non-marketable equity investments. The performance criteria for these awards was structured to provide (i) 100% vesting of RSUs for achieving adjusted EBITDA from continuing operations for 2019 greater than or equal to $41.9 million, and (ii) no vesting of RSUs for achieving adjusted EBITDA from continuing operations for 2019 below $41.9 million. The Company achieved adjusted EBITDA from continuing operations of $46.9 million during 2019. Therefore 100% of these 5,250 RSUs vested for Mr. Pearson for the performance period of 2019.

The performance criteria for Mr. Sousa’s 5,250 RSUs granted in 2019, which were eligible for vesting based on the performance period in 2019 and for which performance criteria was established in 2019, was based upon achievement of adjusted EBITDA for VerityStream, defined as income from continuing operations before interest, income taxes, stock based compensation, depreciation and amortization, and changes in fair value of non-marketable equity investments. The performance criteria for these awards was structured to provide (i) 100% vesting of RSUs for achieving adjusted EBITDA for 2019 greater than or equal to $14.5 million, and (ii) no vesting of RSUs for achieving adjusted EBITDA for 2019 below $14.5 million. VerityStream achieved adjusted EBITDA of $15.9 million during 2019, therefore 100% of these 5,250 RSUs vested for Mr. Sousa for the performance period of 2019.

Additionally, since the 3,500 performance-based RSUs awarded to Mr. Sousa in May 2018 which were eligible for vesting based on 2018 performance did not vest, these RSUs were eligible for vesting based on 2019 performance based on criteria established in 2019 by the Compensation Committee per the catch-up provisions discussed above. The performance criteria for these awards was structured to provide (i) 100% vesting of RSUs for achieving adjusted EBITDA for 2019 greater than or equal to $15.5 million, (ii) 75% vesting of RSUs for achieving adjusted EBITDA for 2019 between $15.3 million and $15.5 million,  (iii) 50% vesting of RSUs for achieving adjusted EBITDA for 2019 between $15.0 million and $15.3 million, (iv) 25% vesting of RSUs for achieving adjusted EBITDA for 2019 between $14.7 million and $15.0 million, and (v) no vesting of RSUs for achieving adjusted EBITDA for 2019 below $14.7 million. VerityStream achieved adjusted EBITDA of $15.9 million during 2019, therefore 100% of these 3,500 Catch-Up RSUs vested for Mr. Sousa for the performance period of 2019. In addition, the 3,500 performance-based RSUs awarded to Mr. Pearson in May 2018 which were based on 2018 performance vested in full, and as such Mr. Pearson did not have any performance-based RSUs eligible for catch-up vesting in 2019.

The performance criteria for the remaining 26,250 performance-based RSUs granted to Messrs. Pearson and Sousa in May 2018 are determined based on the achievement of financial performance criteria on an annual basis as follows: 7,000 shares in 2020, 8,750 shares in 2021, 10,500 shares in 2022. The performance-based RSUs for Messrs. Pearson and Sousa vesting based on performance in 2020 and succeeding years will be reported in the applicable Summary Compensation Table during the year in which the performance criteria will be set by the Committee and the Company is able to determine the grant date fair value.

The Compensation Committee determines the number of RSUs awarded to the executive officers in any year based upon, among other factors, the recommendations of the Chief Executive Officer, prior equity grants, individual and Company performance, our annual budget, retention considerations and the estimated annual financial accounting compensation expense associated with the awards. The weighting of these and other relevant factors is determined on a case-by-case basis for each executive officer so as to reward and incentivize the executive officers for their long-term strategic management of the Company.

Perquisites and Other Benefits. Our executive officers are also eligible for benefits generally available to and on the same terms as the Company’s other employees, including a 401(k) Plan match, health insurance, disability insurance, dental insurance, and life insurance.

Employment Agreement, Severance and Change In Control Agreements.  We entered into an employment agreement with Robert A. Frist, Jr., our Chief Executive Officer, on July 21, 2005, which continues to be in effect. The term of Mr. Frist’s employment agreement is automatically extended for successive one year periods unless, on or before a date that is 90 days prior to the expiration of the then current employment term, either the Company or Mr. Frist shall have given written notice to the other of its or his intention not to further extend the employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term.  Mr. Frist is also entitled to participate in any bonus program or stock option plan that is generally available to our officers or senior management.  Under his employment agreement, Mr. Frist has agreed not to compete with the Company and not to solicit our customers or employees for one year after his employment is terminated, with limited exceptions.  Mr. Frist is entitled to severance benefits if we terminate him without cause. He is also entitled to severance benefits if he resigns for good reason after a change in control, if he resigns upon the occurrence of a material change in the terms of his employment, or if he resigns upon the occurrence of a material breach of the employment agreement by the Company.  If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent salary recommended by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change in control, all options, shares, and other benefits will fully vest immediately.  We do not maintain employment, severance, or change in control agreements with any of our other executive officers.

Vesting of Equity Awards upon Change of Control.  Under the 2010 Plan and the 2016 Plan and the terms of the award agreements entered into in connection therewith, any outstanding equity awards, consisting of options and RSUs, become fully exercisable and immediately vested upon a change of control, as defined in the 2010 Plan and the 2016 Plan, respectively.

Compensation Decisions for 2020.  In March 2020, the Compensation Committee reviewed the performance and compensation of the executive team and discussed the grant of equity-based awards to executive officers. The Compensation Committee also established the 2020 Primary Cash Bonus Plan for each of the Named Executive Officers and certain other vice presidents and director level employees of the Company. In addition, the 2020 VerityStream Bonus Plan was established for certain members of management of VerityStream, including Mr. Sousa. Such bonus plans reflect tiered cash bonuses as a percentage of base salary for exceeding certain levels of performance noted below. Under these plans, consistent with our 2019 bonus plans, Messrs. Frist and Pearson will be eligible to receive a maximum payout of 40 percent of base salary, Messrs. Collier and Roberts will be eligible to receive a maximum payout of 30 percent of base salary, and Mr. Sousa will be eligible to receive a maximum payout of 8 percent of base salary under the 2020 Primary Cash Bonus Plan based on the Company’s level of attainment of non-GAAP operating income. In addition, Mr. Sousa will be eligible to receive a maximum payout of 32 percent of base salary under the 2020 VerityStream Bonus Plan based on the level of attainment of VerityStream’s non-GAAP operating income. For purposes of the 2020 Primary Cash Bonus Plan, non-GAAP operating income is defined as our consolidated GAAP income from continuing operations, as adjusted for bonuses, acquisition-related expenses incurred during the year, and operating income (loss) from acquisitions consummated during the year. Non-GAAP operating income for purposes of the VerityStream Bonus Plan is VerityStream’s GAAP operating income, as adjusted for bonuses, acquisition-related expenses with respect to VerityStream incurred during the year, and operating income (loss) from acquisitions consummated during the year with respect to VerityStream.

The Compensation Committee also approved the grant of time-based RSUs to management during the March 2020 meeting in the amounts set forth below. Such RSUs will vest annually in increasing increments of 15%, 20%, 30%, and 35% as of the first, second, third and fourth anniversaries of the grant date, respectively.

The table below summarizes the 2020 base salary levels and 2020 equity-based incentive awards for the Named Executive Officers.

		RSUs Subject to
Name and Title	2020 Base Salary (1)	Time-Based Vesting
Robert A. Frist, Jr., Chief Executive Officer	$365,000	5,729
J. Edward Pearson, President and Chief Operating Officer	355,000	5,729
Michael Sousa, Senior Vice President and President, VerityStream	355,000	5,729
Scott A. Roberts, Senior Vice President and Chief Financial Officer	262,500	5,226
Michael M. Collier, Senior Vice President, Corporate Development and General Counsel	293,000	7,839

(1)	Effective May 1, 2020

Tax Deductibility of Compensation.  Section 162(m) of the Code generally disallows a corporate deduction for compensation over $1.0 million paid to the Company’s Chief Executive Officer and certain other executive officers.  Prior to the enactment of the Tax Cuts and Jobs Act (“TCJA”) that was signed into law on December 22, 2017, this limitation did not apply to “qualified performance-based compensation” within the meaning of Section 162(m). As the result of the enactment of the TCJA, the exception of allowing the full deductibility of “qualified performance-based compensation” no longer applies to compensation paid after January 1, 2018 unless paid pursuant to a written binding contract in effect prior to November 2, 2017.

The Compensation Committee generally intends to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation to the extent applicable paid to our executive officers. However, the Compensation Committee believes that shareholder interests are best served if it retains discretion and flexibility in awarding compensation to our Named Executive Officers, even where the compensation paid under such programs may not be fully deductible, and the Compensation Committee may approve the payment of compensation that is outside the deductibility limitations of Section 162(m).

Compensation Committee Report for 2019

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management.  Taking this review and discussion into account, the undersigned Compensation Committee members recommended the inclusion of the Compensation Discussion and Analysis in our proxy statement on Schedule 14A for filing with the SEC.

Submitted by the Compensation Committee of the Board:

Frank Gordon, Compensation Committee Chairman

Jeffrey L. McLaren, Compensation Committee Member

Linda Rebrovick, Compensation Committee Member

The foregoing report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

Summary Compensation Table

The following table sets forth information for the fiscal years set forth below regarding the compensation earned by the Named Executive Officers. Consistent with SEC guidance, the chart below does not set forth the compensation of Messrs. Roberts and Collier for 2018 and 2017 as the result of the fact that such individuals were not named executive officers of the Company for those years.

									Non-Equity
									Incentive
						Stock		Option	Plan		All Other
Name and Principal Position	Year	Salary		Bonus		Awards (1)		Awards (1)	Compensation(2)		Compensation		Total
Robert A. Frist, Jr.	2019		$342,394	$—		$131,534		$—	$138,020		$5,500	(3)	$617,448
Chief Executive Officer	2018		331,317	—		131,528		—	134,000		3,600	(3)	600,445
	2017		319,300	—		114,381		—	97,185		1,800	(3)	532,666

J. Edward Pearson	2019		337,875	—		276,487	(4)		135,960		7,350	(3)	757,672
President and	2018		322,062	—		234,393	(7)		132,000		4,800	(3)	693,255
Chief Operating Officer	2017		299,536	—		114,381			91,855		1,800	(3)	507,572

Michael Sousa	2019		337,282	—		373,122	(5)	—	135,960		5,550	(3)	851,914
Senior Vice President and President,	2018		318,578	75,000	(6)	234,393	(7)	—	95,297		2,915	(3)	726,182
VerityStream	2017		291,490	—		349,781	(8)	—	—		1,800	(3)	643,071

Gerard M. Hayden, Jr.	2019	(9)	78,596	—		—		—	—		—		78,596
Senior Vice President	2018		284,460	—		113,299		—	86,400		5,550	(3)	489,709
and Chief Financial Officer	2017		274,253	—		102,988		—	83,214		1,800	(3)	462,255

Scott A. Roberts	2019	(10)	225,432	—		128,023		—	55,488	(11)	4,729	(3)	413,672
Senior Vice President
and Chief Financial Officer

Michael M. Collier	2019		270,534	—		179,959		—	81,885		5,550	(3)	537,928
Senior Vice President, Corporate
Development and General Counsel

(1)

Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 26, 2020.

(2)

Reflects amounts earned during the relevant fiscal year under our Primary Cash Bonus Plan and, in the case of Mr. Sousa, our VerityStream Bonus Plan. See “Compensation Discussion and Analysis – Cash Bonuses” above for additional information.

(3)	Other compensation for 2019, 2018, and 2017 was composed entirely of matching contributions made by the Company to the Company’s 401(k) plan.
(4)

Represents the $131,534 grant date fair value of the time-based RSUs granted to Mr. Pearson in 2019 as well as the $144,953 grant date fair value of 5,250 performance-based RSUs granted to Mr. Pearson in 2018 for which performance criteria was established in 2019 and which were eligible for vesting based on 2019 performance, as described in more detail under “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation”. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion.

(5)

Represents the $131,534 grant date fair value of the time-based RSUs granted to Mr. Sousa in 2019 as well as the $241,588 grant date fair value of 8,750 performance-based RSUs granted to Mr. Sousa in 2018 which were eligible for vesting based on 2019 performance (including (i) 5,250 performance-based RSUs granted to Mr. Sousa in 2018 for which performance criteria was established in 2019, and (ii) 3,500 Catch-Up RSUs (as defined below)). The “Catch-Up RSUs” represented 3,500 performance-based RSUs which were originally eligible for vesting based on 2018 performance and for which performance criteria was originally established in 2018 (and not ultimately satisfied), which subsequently became eligible for vesting in 2019 based on catch-up performance criteria for 2019 established by the Compensation Committee. The grant date fair value of the 3,500 Catch-Up RSUs is included in the Stock Awards column set forth above for 2019 taking into account the fact that such fair value associated with these Catch-Up RSUs was included as a compensation expense for the Company in 2019 under FASB ASC Topic 718.  The 2018 grant date fair value of these 3,500 RSUs which were originally eligible for vesting based on 2018 performance (and subsequently became eligible for vesting in 2019 as Catch-Up RSUs) is also included as compensation in the stock awards column for 2018 as referenced in footnote 7 below. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” for additional information.

(6)	Represents the discretionary cash incentive and retention bonus awarded to Mr. Sousa in May 2018.
(7)

Represents the $131,528 grant date fair value of the time-based RSUs granted to Messrs. Pearson and Sousa in 2018, as well as the $102,865 grant date fair value of 3,500 performance-based RSUs granted to Messrs. Pearson and Sousa for which performance criteria was established in 2018, as described in more detail under “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation”. In accordance with SEC guidance, these amounts for 2018 do not reflect the grant date fair value of the remaining 31,500 performance-based RSUs awarded to Messrs. Pearson and Sousa in 2018 for which the performance criteria was not established during 2018. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion.

(8)

Represents the $114,381 grant date fair value of the time-based RSUs granted to Mr. Sousa in 2017, as well as the $235,400 grant date fair value of 10,000 performance-based RSUs (including 5,000 Catch-Up RSUs (as defined below)) previously granted to Mr. Sousa (constituting 10,000 of the 25,000 performance-based RSUs granted to Mr. Sousa in 2015 eligible for vesting based on 2017 performance and for which performance criteria was established in 2017.) The “Catch-Up RSUs” represented 5,000 performance-based RSUs which were originally eligible for vesting based on 2016 performance and for which performance criteria was originally established in 2016 (and not ultimately satisfied), which subsequently became eligible for vesting in 2017 based on catch-up performance criteria for 2017 established by the Compensation Committee. The grant date fair value of the 5,000 Catch-Up RSUs is included in the Stock Awards column set forth above for 2017 taking into account the fact that such fair value associated with these Catch-Up RSUs was included as a compensation expense for the Company in 2017 under FASB ASC Topic 718. In connection with the award of 35,000 performance-based RSUs to Mr. Sousa in 2018, Mr. Sousa surrendered for cancellation 20,500 performance-based RSUs previously granted to Mr. Sousa in 2015 and 2016 (which constituted all of the outstanding performance-based RSUs held by Mr. Sousa at the time of such award). See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” for additional information.

(9)	Mr. Hayden resigned as Senior Vice President and Chief Financial Officer on February 26, 2019.
(10)	Mr. Roberts was promoted to interim Chief Financial Officer on February 26, 2019, and Senior Vice President and Chief Financial Officer on September 20, 2019.
(11)

Includes (1) $8,551 of cash bonuses with respect to the cash bonus opportunity of Mr. Roberts paid under a short-term cash bonus plan tied to the achievement of departmental goals in respect of the period from January 1, 2019 to Mr. Roberts’ appointment as Chief Financial Officer and Senior Vice President on September 20, 2019, and (2) $46,937 of cash bonuses with respect to the cash bonus opportunities of Mr. Roberts paid under our Primary Cash Bonus Plan.  See “Compensation Discussion and Analysis – Cash Bonuses” above for further information.

Grants of Plan-Based Awards – Fiscal Year 2019

The following table provides information related to plan-based awards granted to the Named Executive Officers (excluding Gerard M. Hayden, Jr., who did not receive any grants as the result of his resignation on February 26, 2019) during the 2019 fiscal year.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock
Name	Award Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Awards: Number of Shares of Units (#)	Grant Date Fair Value of Stock Awards ($) (2)
Robert A. Frist, Jr.	Cash Bonus	—	—	—	138,020	—	—
	Time-based RSUs (3)	3/15/2019	—	—	—	4,764	131,534

J. Edward Pearson	Cash Bonus	—	—	—	135,960	—	—
	Time-based RSUs (3)	3/15/2019	—	—	—	4,764	131,534
	Performance-based RSUs (4)	3/15/2019	—	—	—	5,250	144,953

Michael Sousa	Cash Bonus	—	—	—	135,960	—	—
	Time-based RSUs (3)	3/15/2019	—	—	—	4,764	131,534
	Performance-based RSUs (5)	3/15/2019	—	—	—	8,750	241,588

Scott A. Roberts	Cash Bonus	—	—	—	55,488	—	—
	Time-based RSUs (3)	3/15/2019	—	—	—	1,256	34,678
	Time-based RSUs (3)	9/20/2019	—	—	—	3,500	93,345

Michael M. Collier	Cash Bonus	—	—	—	81,885	—	—
	Time-based RSUs (3)	3/15/2019	—	—	—	4,103	113,284
	Time-based RSUs (3)	9/20/2019	—	—	—	2,500	66,675

(1)

Represents the threshold maximum bonus levels that could have been earned under the Company’s 2019 Incremental Operating Income Incentive Plans. The plans are described under “Compensation Discussion and Analysis — Cash Bonuses.” The 2019 Incremental Operating Income Plans do not have a target bonus level. Each Named Executive Officer participating in such plans can be awarded an incremental bonus between zero and the maximum bonus levels provided under such plans.

(2)

Represents the aggregate fair value computed in accordance with FASB ASC Topic 718. For significant assumptions with regard to such valuation, see Note 11 – Stock Based Compensation in the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on February 26, 2020.

(3)

Each time-based RSU has a value equal to the fair market value of one share of the Company’s common stock. The time-based RSUs granted in 2019 vest annually in increasing increments of 15%, 20%, 30% and 35% as of the first, second, third and fourth anniversaries of the grant date, respectively.

(4)

Represents the grant date fair value of 5,250 performance-based RSUs granted to Mr. Pearson in 2018 which were eligible for vesting in March 2020 based on 2019 performance and for which performance criteria was determined in 2019. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion. Each performance-based RSU has a value equal to the fair market value of one share of the Company’s common stock. These performance-based RSUs vest in accordance with the terms of the award made in 2018, under which 5,250 of the RSUs granted in 2018 were eligible for vesting in March 2020 subject to achievement of certain annual financial targets of the Company in 2019. The performance measure of the Company was fully achieved during 2019 such that Mr. Pearson received the 5,250 shares eligible for vesting in March 2020. This row does not include the remaining 26,250 performance-based RSUs granted to Mr. Pearson during 2018 as the result of the fact that such performance-based RSUs will vest based on performance criteria established in 2020 and future years.

(5)

Represents the grant date fair value of 8,750 performance-based RSUs (including 3,500 Catch-Up RSUs (as previously defined)) granted to Mr. Sousa in 2018 which were eligible for vesting in March 2020 based on 2019 performance and for which performance criteria was determined in 2019. See “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” above for further discussion. Each performance-based RSU has a value equal to the fair market value of one share of the Company’s common stock. These performance-based RSUs vest in accordance with the terms of the award made in 2018, under which 5,250 of the RSUs granted in 2018 were eligible for vesting in March 2020 subject to achievement of certain annual financial targets of VerityStream in 2019. The performance measure of VerityStream was fully achieved during 2019 such that Mr. Sousa received the 5,250 shares eligible for vesting in March 2020 as well as the 3,500 Catch-Up RSUs eligible for vesting in March 2020 based on the achievement of catch-up performance criteria for 2019 as discussed more fully in the “Compensation Discussion and Analysis – Long-Term Stock-Based Incentive Compensation” section above. These rows do not include the remaining 26,250 performance-based RSUs granted to Mr. Sousa during 2018 as the result of the fact that such performance-based RSUs will vest based on performance criteria established in 2020 and future years.

Outstanding Equity Awards at 2019 Fiscal Year End

The following table provides information related to the stock awards held by the Named Executive Officers that were outstanding at the end of fiscal year 2019  (excluding Gerard M. Hayden, Jr., who did not have any stock awards that were outstanding at year end as the result of his resignation on February 26, 2019).

				Equity Incentive Plan		Equity Incentive Plan Awards:
Name	Number of Units of Stock That Have Not Vested		Market Value of Units of Stock That Have Not Vested(1)	Awards: Number of Unearned Units of Stock That Have Not Vested		Market Value of Unearned Units of Stock That Have Not Vested(1)
Robert A. Frist, Jr.	14,430	(2)	$392,785	—		$—

J. Edward Pearson	14,430	(2)	392,785	31,500	(5)	857,430

Michael Sousa	14,430	(2)	392,785	35,000	(6)	952,700

Scott A. Roberts	7,507	(3)	204,341

Michael M. Collier	15,988	(4)	435,193

(1)	The dollar amount was determined by multiplying the number of share units by $27.22 (the closing price of the Company’s common stock on December 31, 2019).
(2)

The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 5,220 shares vest March 2020; 4,249 shares vest March 2021; 3,294 shares vest March 2022; and 1,667 shares vest March 2023.

(3)

The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 1,511 shares vest March 2020; 525 shares vest September 2020; 1,189 shares vest March 2021; 700 shares vest September 2021; 867 shares vest March 2022; 1,050 shares vest September 2022; 440 shares vest March 2021; and 1,225 shares vest September 2023.

(4)

The units of stock that have not vested represent time-based RSUs that were granted on various dates and that vest in the following manner assuming continued employment through the vesting date: 2,575 shares vest March 2020; 2,353 shares vest August 2020; 375 shares vest September 2020; 2,713 shares vest March 2021; 1,575 shares vest August 2021; 500 shares vest September 2021; 2,836 shares vest March 2022; 750 shares vest September 2022; 1,436 shares vest March 2023; and 875 shares vest September 2023.

(5)

The unearned units of stock that were not vested as of December 31, 2019 represent the 31,500 unvested performance-based RSUs of the 35,000 RSUs awarded on May 15, 2018. The 31,500 performance-based RSUs referred to in the chart above vest in the following manner assuming full achievement of requisite performance criteria and continued employment through the vesting date: 5,250 were eligible for vesting in March 2020; 7,000 are eligible for vesting in March 2021; 8,750 are eligible for vesting in March 2022; and 10,500 are eligible for vesting in March 2023. Of the 5,250 RSUs eligible for vesting based on 2019 performance, the relevant performance measure was achieved during 2019 such that Mr. Pearson received all of the 5,250 shares which were eligible for vesting in March 2020.

(6)

The unearned units of stock that were not vested as of December 31, 2019 represent 35,000 performance-based RSUs awarded on May 15, 2018. The 35,000 performance-based RSUs referred to in the chart above vest in the following manner assuming full achievement of requisite performance criteria and continued employment through the vesting date: 3,500 were eligible for vesting in March 2019 but were not achieved and therefore were eligible for vesting in March 2020; 5,250 were eligible for vesting in March 2020; 7,000 are eligible for vesting in March 2021; 8,750 are eligible for vesting in March 2022; and 10,500 are eligible for vesting in March 2023. Of the 5,250 RSUs eligible for vesting based on 2019 performance, the relevant performance measure was achieved during 2019 such that Mr. Sousa received all of the 5,250 shares which were eligible for vesting in March 2020. Additionally, the catch-up performance measure for the 3,500 performance-based RSUs not achieved based on 2018 criteria was achieved during 2019 such that Mr. Sousa received all of the 3,500 catch-up performance-based RSUs which were eligible for vesting in 2020.

Stock Vested During 2019

The following table provides information related to RSUs held by the Named Executive Officers that were vested during 2019 (excluding Gerard M. Hayden, Jr., who did not have any RSUs that vested in 2020 as the result of his resignation effective as of February 26, 2019).

	Stock Awards
	Number of Shares	Value
Name	Acquired on Vesting	Realized on Vesting(1)
Robert A. Frist, Jr.	5,035	$139,016
J. Edward Pearson	8,535	235,651
Michael Sousa	5,035	139,016
Scott A. Roberts	1,495	41,277
Michael M. Collier	3,732	103,709

(1)

The value realized equals the number of shares vested, multiplied by the closing price of the Company’s stock on the vesting date. All of the stock awards which vested in 2019 were time-based RSUs which vested based on the satisfaction of applicable time-based criteria in 2019, except for 3,500 performance-based RSUs for Mr. Pearson which vested based on the satisfaction of performance criteria in 2019.

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2019 concerning shares of the Company’s common stock authorized for issuance under all of the Company’s equity compensation plans:

	Number of securities to be issued upon exercise of outstanding options, warrants, and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (2)
Plan category	(a)		(c)

Equity compensation plans approved by security holders	288,284	(1)	867,279

Equity compensation plans not approved by security holders	—		—

Total equity compensation plans	288,284		867,279

(1)	Represents shares subject to outstanding RSUs.
(2)	Represents shares remaining available for issuance under the 2016 Plan.

Potential Payments Upon Termination or Change-in-Control

As of December 31, 2019, we maintained only one employment agreement for our Named Executive Officers with Robert A. Frist, Jr., our Chief Executive Officer. The term of the agreement automatically extends for successive one year periods unless either party provides 90 days advance notice of their intent not to further extend the then current employment term, in which case the employment agreement shall expire and terminate at the end of the then current employment term. Mr. Frist is entitled to severance benefits if we terminate him without cause; if he resigns for good reason after a change-in-control; if he resigns upon the occurrence of a material change in the terms of his employment; or if he resigns upon the occurrence of a material breach of the agreement by the Company. If any such termination occurs, Mr. Frist will be entitled to a severance benefit equal to 1.5 times the most recent salary recommended by our Compensation Committee for him. In addition, if Mr. Frist terminates his employment for good reason after the occurrence of a change-in-control, all options, shares, and other benefits will fully vest immediately. If Mr. Frist is terminated for cause, or because of his death, disability, or voluntary resignation without good reason, he would not be entitled to any compensation or benefits beyond his effective termination date, other than benefits provided through statutory requirements.

Under the terms of the 2010 Plan and the 2016 Plan and the respective award agreements underlying such plans, any outstanding RSUs will become fully vested upon a change-in-control (as defined in such plans).  Alternatively, under the terms of the 2010 Plan and the 2016 Plan, upon the occurrence of a change-in-control, at the discretion of the Compensation Committee, cash payments may be made in respect of outstanding vested RSUs (or unvested RSUs, if so determined by the Compensation Committee) based on the difference between the change-in-control price per share of common stock and the per share exercise price, if any, under such award, multiplied by the number of shares of common stock subject to such vested or (if applicable) unvested award. Under the terms of the 2010 Plan and the 2016 Plan, the change-in-control price is to be based on the highest price paid per share for any transaction reported on Nasdaq at any time during the 60 day period immediately preceding the occurrence of the change-in-control.

The following table shows the potential payments described above for our Named Executive Officers (other than Mr. Hayden) assuming the termination or change-in-control, as applicable, took place on December 31, 2019. In addition, as described above, Mr. Hayden resigned as our Senior Vice President and Chief Financial Officer effective February 26, 2019.  In connection with this resignation, Mr. Hayden did not receive any payments or benefits from the Company within the scope of the table below.

Name	Termination without cause, resignation for good reason, or resignation for good reason after a change- in-control	Change-in- control	Involuntary termination for cause or resignation without good reason	Retirement	Death or disability
Robert A. Frist, Jr.
Cash severance(1)	$517,575	$—	$—	$—	$—
Accelerated vesting of stock awards(2)	—	429,725	—	—	—

J. Edward Pearson
Accelerated vesting of stock awards(2)	—	1,367,795	—	—	—

Michael Sousa
Accelerated vesting of stock awards(2)	—	1,472,025	—	—	—

Scott A. Roberts
Accelerated vesting of stock awards(2)	—	223,558	—	—	—

Michael M. Collier
Accelerated vesting of stock awards(2)	—	476,123	—	—	—

(1)	Value is based on the employment agreement described above and on Mr. Frist’s salary as of December 31, 2019.
(2)

Value of RSUs is based on the highest price paid for our stock reported on Nasdaq in the 60-day period prior to December 31, 2019 of $29.78 per share multiplied by the number of RSU awards outstanding.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we have determined a reasonable estimate of the ratio of the total annual compensation for our principal executive officer, Robert A. Frist, Jr., to the median of the annual total compensation of all our employees (other than Mr. Frist) (the “CEO Pay Ratio”).

The Company took the following steps to identify the median employee and to determine the annual total compensation of the median employee and our CEO.

•	We established December 31, 2019 as the determination date of our employee population. As of December 31, 2019, we employed 876 individuals, consisting of 849 full-time and 27 part-time employees.
•

We identified our median employee using gross wages as reported in Box 5 of the Form W-2 of persons employed by us and our subsidiaries for the period beginning January 1, 2019 to December 31, 2019 (“Gross Wages”). Gross Wages as calculated by us generally includes base pay, bonuses, sales commissions, and (if applicable) equity compensation.

•

Once the median employee was identified, we calculated the median employee’s total annual compensation based on the Gross Wages of such median employee. We utilized Gross Wages both in identifying the median employee and calculating the total annual compensation of the median employee because we believe such compensation measure is representative of our employee’s compensation, and because we believe that this compensation measures facilitates accessibility and broad comparability in connection with providing this CEO Pay Ratio. No material assumptions or estimates were made to identify the median employee or determine total annual compensation for the median employee, and we did not annualize the compensation of any of our employees. Our calculation of Gross Wages as referenced above does not include elements of our executive compensation package, such as health insurance and certain other benefits that are generally available to all employees.

•

Annual total compensation for our chief executive officer was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K. Similar to our calculation of Gross Wages for our other employees as noted above, our calculation of annual total compensation for our principal executive officer did not include elements of our executive compensation package, such as health insurance and other benefits, that are generally applicable to all employees (such amounts are also not included in the Summary Compensation Table for our principal executive officer in 2019 in accordance with SEC rules).

Based on the above approach, we determined that:

•	Mr. Frist’s annual total compensation for 2019 was $617,448
•	The median of the annual total compensation of all Company employees (excluding Mr. Frist) for 2019 was $83,015
•	The CEO Pay Ratio for 2019 was 7.4:1

The CEO Pay Ratio set forth above may not be comparable to the pay ratios of other companies in our industry or otherwise because SEC rules allow companies to use estimates, assumptions, and adjustments to identify the median employee and determine the annual total compensation of the median employee that may differ from those used by us in determining the CEO Pay Ratio.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2020 (unless otherwise noted), for:

•	each person who is known by us to beneficially own more than 5% of the outstanding shares of our common stock;
•	each of our directors and nominees;
•	each of our Named Executive Officers; and
•	all of our directors and executive officers as a group.

The percentages of shares outstanding provided in the table are based on 32,003,298 shares outstanding as of March 31, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by family members in their own right. RSUs that will vest within 60 days of March 31, 2020 are considered outstanding for the purpose of calculating the percentage of outstanding shares of our common stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual. The address of each of our directors and executive officers listed below is c/o HealthStream, Inc., 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203.

Name	Number of Shares		Percent
Robert A. Frist, Jr.	5,550,568		17.3%
BlackRock, Inc.	4,094,897	(1)	12.8%
The Vanguard Group	2,801,975	(2)	8.8%
Brown Brothers Harriman & Co.	1,809,800	(3)	5.7%
Frank Gordon	306,222	(4)	1.0%
J. Edward Pearson	168,569		*
Thompson S. Dent	122,007		*
Michael D. Shmerling	118,837		*
Linda Rebrovick	40,313		*
Gerard M. Hayden, Jr.	1,173		*
William W. Stead	29,313		*
C. Martin Harris, M.D.	28,614		*
Michael Sousa	27,339		*
Deborah Taylor Tate	18,768		*
Jeffrey L. McLaren	16,780		*
Michael M. Collier	12,708		*
Scott A. Roberts	5,272		*
All directors and executive officers as a group (16 persons)	6,455,649		20.2%

*	Less than one percent.

(1)

Based on a Schedule 13G/A filed February 4, 2020 by BlackRock, Inc. BlackRock, Inc. lists its address as 55 East 52nd Street, New York, NY 10055 in such filing. BlackRock, Inc. has sole voting power with respect to 4,033,336 shares, shared voting power with respect to zero shares, sole dispositive power with respect to 4,094,897 shares, and shared dispositive power with respect to zero shares.

(2)

Based on a Schedule 13G/A filed February 12, 2020 by The Vanguard Group. The Vanguard Group lists its address as 100 Vanguard Blvd., Malvern, PA 19355 in such filing. The Vanguard Group has sole voting power with respect to 37,116 shares, shared voting power with respect to 14,000 shares, sole dispositive power with respect to 2,754,702 shares, and shared dispositive power with respect to 47,273 shares.

(3)

Based on a Schedule 13G filed on February 14, 2020 by Brown Brothers Harriman & Co. Brown Brothers Harriman & Co. lists is address as 140 Broadway, New York, NY, 10005 in such filing. Brown Brothers Harriman & Co. has sole voting power with respect to 1,809,800 shares, shared voting power with respect to 231 shares, sole dispositive power with respect to 1,809,800 shares, and shared dispositive power with respect to 231 shares.

(4)

100,000 of these shares are held by Crofton Capital. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares. 11,386 of these shares are held by The Joel Company. Mr. Gordon disclaims beneficial ownership of these shares except to the extent of his pecuniary interest in those shares.

AUDIT COMMITTEE REPORT FOR 2019

The Audit Committee of the Board is comprised of three directors who are independent directors under the categorical standards set forth in Nasdaq Rule 5605(a)(2) and who satisfy the independence requirements under Nasdaq listing standards and Rule 10A-3 of the Securities Exchange Act.  The current members of the Audit Committee are (and the members of the Audit Committee during 2019 following Dale Polley’s decision not to stand for re-election and retire from the Board as of May 23, 2019 were) Michael D. Shmerling, C. Martin Harris, M.D., and Linda Rebrovick.  Mr. Shmerling is the Chairman of the Committee.

In accordance with its written charter, the Audit Committee is charged with oversight of the integrity of HealthStream’s financial reporting process; our system of internal controls regarding finance, accounting, and legal compliance; the qualification, independence, and performance of our independent registered public accounting firm; and the process utilized by management for identifying, evaluating, and mitigating risks inherent in the business.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  Among other things, the Audit Committee monitors preparation by our management of quarterly and annual financial reports and quarterly earnings releases; reviews Management’s Discussion and Analysis of Financial Condition and Results of Operations prior to the filing of our periodic reports with the SEC; supervises our relationship with our independent registered public accounting firm, including making decisions with respect to appointment or removal, reviewing the scope of audit services, approving audit and non-audit services and annually evaluating the independent registered public accounting firm’s independence; and oversees management’s implementation and maintenance of effective systems of internal accounting and disclosure controls, including review of our policies relating to legal and regulatory compliance.  In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed in accordance with the applicable requirements of the Public Company Accounting Oversight Board.  In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from management and the Company, including matters in the written disclosures required by the Public Company Accounting Oversight Board’s applicable requirements, and considered the compatibility of non-audit services with the independent registered public accounting firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit.  The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their understanding of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In addition to reviewing, evaluating and ensuring the rotation of the lead partner of the independent registered public accounting firm, the Audit Committee obtains and reviews a report from the independent registered public accounting firm regarding (a) the independent registered public accounting firm’s internal quality control procedures, (b) any material issues raised by the most recent quality control review, or peer review of the independent registered public accounting firm, or any material inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent registered public accounting firm, and (c) any steps taken to respond to such issues.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

Michael D. Shmerling, Audit Committee Chairman

C. Martin Harris, M.D., Audit Committee Member

Linda Rebrovick, Audit Committee Member

The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

PROPOSAL ONE - ELECTION OF DIRECTORS

The Board has nominated and recommends to the shareholders, Jeffrey L. McLaren, Michael D. Shmerling, and Linda Rebrovick for election as Class II directors to serve until the annual meeting of shareholders in 2023 and until such time as their respective successors are duly elected and qualified. Messrs. McLaren and Shmerling and Ms. Rebrovick are currently Class II directors of the Company having been previously elected by the shareholders. Each of the director nominees must receive affirmative votes from a plurality of the shares voting to be elected.

If any of the nominees should become unable to serve as a director, the persons named in the proxy may vote for such other person or persons, if any, as may be designated by the Board, or our Board may choose to reduce its size. Management has no reason to believe that any of the nominees named above will be unable to serve. Certain information with respect to directors who are nominees for election at the Annual Meeting and with respect to continuing directors who are not nominees for election at the Annual Meeting is set forth on pages eight to eleven of this proxy statement.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL TWO - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for and has the ultimate authority for the appointment, compensation, retention, and oversight of the work of our independent registered public accounting firm. The Board and Audit Committee believe that the continued retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interests of the Company and our shareholders. In making this determination, the Board and the Audit Committee have taken into account Ernst & Young’s qualifications and technical expertise, quality of services, institutional depth of understanding and expertise with respect to our business, depth of resources, appropriateness of fees, quality of communications with the Audit Committee and management,  and independence and objectivity.  In addition, in accordance with applicable rules on partner rotation, Ernst & Young rotates its lead audit engagement partner not less than every five years.  The Audit Committee is involved in considering the selection of Ernst & Young’s primary engagement partner when there is a rotation.

Services provided to the Company and its subsidiaries by Ernst & Young LLP in fiscal 2019 and 2018 are described below under “Audit and Non-Audit Fees.”

Representatives of Ernst & Young LLP will be present at the Annual Meeting.  They will have the opportunity to make a statement if they desire to do so, and we expect that they will be available to respond to questions.

Ratification of the appointment of Ernst & Young LLP will be approved if the number of shares of Company common stock cast “FOR” such proposal exceeds the number of shares of Company common stock cast “AGAINST” such proposal. The Audit Committee believes that the retention of Ernst & Young LLP as our independent registered public accounting firm is in the best interest of the Company and our shareholders.  If the Company’s shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reconsider the appointment and may affirm the appointment or retain another independent accounting firm.  Even if the appointment is ratified, the Audit Committee may in the future replace Ernst & Young LLP as our independent registered public accounting firm if it is determined that it is in the Company’s best interest to do so.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2020.

Audit and Non-Audit Fees

Audit Fees.  Fees for audit services totaled $741,817 and $725,299 in 2019 and 2018, respectively, including fees associated with the audit of our annual financial statements and internal control over financial reporting and the reviews of our quarterly reports on Form 10-Q.  In addition, the audit fees for 2019 and 2018 also include amounts related to consent procedures in connection with our regulatory filings.

Audit-Related Fees.  There were no fees paid for audit-related services during 2019 or 2018.

Tax Fees.  There were no fees paid for tax services during 2019 or 2018.

All Other Fees.  All other fees for miscellaneous services totaled $2,000 in both 2019 and 2018 that were not included in the captions above.

Pre-Approval of Audit and Non-Audit Fees

The Audit Committee pre-approves all audit and non-audit services provided by our independent registered public accounting firm.  In 2019 and 2018, the Audit Committee approved all audit and non-audit fees disclosed above.  The Audit Committee’s pre-approval policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.  Unless the specific service has been previously approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chairman of the Audit Committee the authority to approve permitted services provided that the Chairman reports any decisions to the Audit Committee at its next scheduled meeting.

PROPOSAL THREE - ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our shareholders with the opportunity to cast an advisory, non-binding vote on the executive compensation of our Named Executive Officers in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act. While the vote on this proposal is advisory and non-binding, the Compensation Committee, which is responsible for designing and administering our executive compensation program, highly values the opinions of our shareholders. We will consider the vote of our shareholders when making compensation decisions for the Named Executive Officers in the future. The approval, on an advisory basis, of the compensation of the Company’s Named Executive Officers as described in this proxy statement will be approved if the number of shares of Company common stock voted “FOR” such proposal exceeds the number of shares of Company common stock voted “AGAINST” such proposal.

We have described the compensation of the Named Executive Officers under “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” and “EXECUTIVE COMPENSATION—SUMMARY COMPENSATION TABLE” sections of this proxy statement. We have a strong “pay for performance” philosophy for our executive compensation program, which is designed to reward executive officers for maximizing our success, as determined by our performance relative to our financial and operational goals. We seek to reward our executives for both near-term and sustained longer-term financial and operating performance as well as leadership excellence. Compensation opportunities are intended to align the economic interests of executives with those of our shareholders and encourage them to remain with the Company for long and productive careers.

At the Company’s 2019 annual meeting of shareholders, shareholders holding approximately 98% of the votes cast voted to approve on an advisory basis, our executive compensation as described in our proxy statement. The Compensation Committee believes this affirmed shareholders’ support of the Company’s approach to executive compensation.

The Compensation Committee reviews on an ongoing basis the compensation programs for the Named Executive Officers to ensure that such programs achieve the desired goals of enhancing the long-term total return to our shareholders and building a better company by implementing compensation programs that reward both company-wide and individual performance, aligning our executives’ interests with those of our shareholders, and allowing us to attract and retain talented executives.  For additional information regarding our executive compensation, including our 2019 executive compensation decisions, please see “EXECUTIVE COMPENSATION—COMPENSATION DISCUSSION AND ANALYSIS” section of this proxy statement.

In light of the foregoing considerations, we are asking our shareholders to indicate their approval, on an advisory basis, of the compensation of the Named Executive Officers as disclosed in this proxy statement. Accordingly, we recommend that our shareholders vote “FOR” the following resolution at the 2020 Annual Meeting of Shareholders:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s proxy statement for the 2020 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure.”

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RESOLUTION TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Additional Information

A copy of our Annual Report on Form 10-K for the year ended December 31, 2019, excluding certain of the exhibits thereto, may be obtained by visiting our website at www.healthstream.com or may be obtained without charge by writing to HealthStream, Inc., Investor Relations Department, 500 11th Avenue North, Suite 1000, Nashville, Tennessee 37203 or by making an oral request by calling (615) 301-3237.  We will furnish any exhibits to our Annual Report on Form 10-K upon the payment of fees equal to our reasonable expenses in furnishing such exhibits. The Company’s Annual Report on Form 10-K and various other filings also may be accessed in the “Corporate Governance” section of the Investor Relations page of our website at www.healthstream.com, or at www.sec.gov.

Nashville, Tennessee

April 9, 2020

Appendix A

Reconciliation of GAAP NET Income TO ADJUSTED EBITDA

This proxy statement presents information regarding adjusted EBITDA from continuing operations, a non-GAAP financial measure.

In order to better assess the Company’s financial results, management believes that net income before interest, income taxes, share-based compensation, depreciation and amortization, and changes in fair value of non-marketable equity investments (“adjusted EBITDA”) is a useful measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for certain non-cash and non-operating items. Management also believes that adjusted EBITDA from continuing operations is a useful measure for evaluating the operating performance of the Company because such measure excludes the results of operations of the Patient Experience business that we sold in February 2018 and thus reflects the Company’s ongoing business operations and assists in comparing the Company’s results of operations between periods. We believe that adjusted EBITDA and adjusted EBITDA from continuing operations are also used by many investors to assess the Company’s results from current operations.

Adjusted EBITDA and adjusted EBITDA from continuing operations are non-GAAP financial measures and should not be considered as measures of financial performance under GAAP. Because adjusted EBITDA and adjusted EBITDA from continuing operations are not measurements determined in accordance with GAAP, they are susceptible to varying calculations. Accordingly, adjusted EBITDA and adjusted EBITDA from continuing operations, as presented, may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA and adjusted EBITDA from continuing operations should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP. Investors are encouraged to review the reconciliations of our GAAP net income to adjusted EBITDA and adjusted EBITDA from continuing operations, which are set forth below in this Appendix A.

(in 000’s)	2019	2018
GAAP income from continuing operations	$14,196	$13,251
Interest income	(3,272)	(2,444)
Interest expense	102	130
Income tax provision	3,733	3,324
Stock based compensation expense	4,244	1,777
Depreciation and amortization	27,869	24,231
Change in fair value of non-marketable equity investments	—	1,271
Adjusted EBITDA from continuing operations	$46,872	$41,540

GAAP net income	$15,770	$32,217
Interest income	(3,272)	(2,444)
Interest expense	102	130
Income tax provision	4,212	13,783
Stock based compensation expense	4,244	1,686
Depreciation and amortization	27,869	24,412
Change in fair value of non-marketable equity investments	—	1,271
Adjusted EBITDA	$48,925	$71,055

3 2 B V 01 - Jeffrey L. McLaren 02 - Michael D. Shmerling 03 - Linda E. Rebrovick For Withhold For Withhold For Withhold Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 038G0B + + Proposals — The Board of Directors recommend a vote FOR all the nominees listed A and FOR Proposals 2 and 3. 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. 3. To approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the proxy statement. For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 4. To transact such other business as may properly come before the annual meeting. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q 2020 Annual Meeting Proxy Card For Against Abstain 1. To elect three Class II directors (Jeffrey L. McLaren, Michael D. Shmerling, and Linda E. Rebrovick) to hold office for a term of three (3) years and until their respective successors have been duly elected and qualified. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 4 5 5 4 3 5 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/HSTM or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/HSTM Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Your vote matters – here’s how to vote!

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/HSTM Notice of 2020 Annual Meeting of Shareholders Proxy Solicited by Board of Directors for Annual Meeting — May 21, 2020 Robert A. Frist, Jr. and Scott A. Roberts, with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of HealthStream, Inc. to be held on May 21, 2020. Shares represented by this proxy will be voted by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR items 2 and 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side) Proxy — HealthStream, Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. C Non-Voting Items + + Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The material is available at: www.envisionreports.com/HSTM HealthStream’s annual meeting of shareholders will be held on May 21, 2020, at 2:00 p.m. (CT) in a virtual meeting format only, via live webcast at www.meetingcenter.io/244413509. To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form. The password for this meeting is — HSTM2020. 2020 Annual Meeting 2020 Annual Meeting of HealthStream, Inc. Shareholders May 21, 2020, 2:00pm CT in a virtual meeting format only, via live webcast.